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                                                                     Exhibit 2.1










                          AGREEMENT AND PLAN OF MERGER

                                      AMONG

                             VEECO INSTRUMENTS INC.,

                            VEECO ACQUISITION CORP.,

                                 ION TECH, INC.

                                       AND

                                   CERTAIN OF

                               ITS SECURITYHOLDERS





                                OCTOBER 14, 1999







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                                TABLE OF CONTENTS

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                                                                                                       PAGE

I.       DEFINITIONS.....................................................................................1
         1.01     Certain Definitions....................................................................1

II.      THE MERGER......................................................................................8
         2.01     The Merger.............................................................................8
         2.02     Effective Time of the Merger...........................................................9
         2.03     Closing of the Merger..................................................................9
         2.04     Effects of the Merger..................................................................9
         2.05     Conversion of Shares..................................................................11
         2.06     Escrow................................................................................12
         2.07     Subsequent Action.....................................................................12
         2.08     Stockholders' Committee...............................................................12

III.     REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE
                  STOCKHOLDERS..........................................................................13
         3.01     Organization of the Company...........................................................13
         3.02     Capitalization........................................................................13
         3.03     Subsidiaries..........................................................................14
         3.04     Authorization.........................................................................14
         3.05     Financial Statements..................................................................15
         3.06     No Undisclosed Liabilities............................................................15
         3.07     Compliance with Law; Governmental Authorizations......................................15
         3.08     No Conflicts..........................................................................15
         3.09     Contracts.............................................................................16
         3.10     Litigation............................................................................17
         3.11     Books and Records.....................................................................18
         3.12     Taxes.................................................................................18
         3.13     Absence of Certain Changes or Events..................................................19
         3.14     Employee Benefit Plans................................................................20
         3.15     Intellectual Property.................................................................22
         3.16     Real Property.........................................................................25
         3.17     Tangible Property.....................................................................25
         3.18     Environmental Matters.................................................................26
         3.19     Labor Relations.......................................................................27
         3.20     Officers and Employees................................................................27
         3.21     Insurance.............................................................................27
         3.22     Brokers and Finders...................................................................27
         3.23     Banking Relationships.................................................................28
         3.24     Transactions with Stockholders and Affiliates.........................................28


                                        i
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                                                                                                      PAGE

         3.25     Accounts Receivable...................................................................28
         3.26     Inventory.............................................................................28
         3.27     Accuracy of Representations and Warranties............................................28
         3.28     Pooling of Interests..................................................................28
         3.29     No Disposition........................................................................29
         3.30     Solvency..............................................................................29
         3.31     Disclosure............................................................................29
         3.32     Year 2000 Compliance..................................................................29

IV.      REPRESENTATIONS AND WARRANTIES OF VEECO AND ACQUISITION........................................30
         4.01     Organization of Veeco and Acquisition.................................................30
         4.02     Capitalization........................................................................31
         4.03     Non-Contravention.....................................................................31
         4.04     Reports...............................................................................32
         4.05     Absence of Certain Changes............................................................32
         4.06     No Undisclosed Liabilities............................................................33
         4.07     Litigation............................................................................33
         4.08     Restrictions on Business Activities...................................................33
         4.09     Governmental Authorization............................................................33
         4.10     Compliance With Laws..................................................................33
         4.11     Pooling of Interests..................................................................34
         4.12     Brokers and Finders...................................................................34
         4.13     Accuracy of Representations and Warranties............................................34
         4.14     Disclosure............................................................................34

V.       COVENANTS......................................................................................34
         5.01     Access................................................................................34
         5.02     Conduct of the Business of the Company Pending the Closing Date.......................35
         5.03     Conduct of Business of the Company and Veeco..........................................35
         5.04     Consents..............................................................................36
         5.05     Environmental Transfer Laws...........................................................36
         5.06     Tax Matters...........................................................................36
         5.07     Notice of Breach; Disclosure..........................................................36
         5.08     Payment of Indebtedness by Affiliates.................................................37
         5.09     No Negotiation........................................................................37
         5.10     FIRPTA................................................................................37
         5.11     Blue Sky Laws.........................................................................37
         5.12     Listing of Additional Shares..........................................................37
         5.13     Affiliate Agreements..................................................................37
         5.14     Additional Agreements.................................................................38
         5.15     HSR Act Compliance....................................................................38
         5.16     Competition and Solicitation..........................................................38


                                        ii
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                                                                                                       PAGE

VI.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VEECO AND ACQUISITION...............................39
         6.01     Representations and Warranties........................................................39
         6.02     Performance of Covenants..............................................................39
         6.03     Litigation............................................................................39
         6.04     Consents and Approvals; HSR Act Compliance............................................39
         6.05     Fairness Opinion......................................................................40
         6.06     Accounting Opinion....................................................................40
         6.07     Appraisals............................................................................40
         6.08     Material Changes......................................................................40
         6.09     Delivery of Documents.................................................................40
         6.10     Legal Opinion.........................................................................41
         6.11     Affiliate Agreements..................................................................41
         6.12     Tax Opinion...........................................................................41
         6.13     Articles of Merger....................................................................41
         6.14     Stockholder Approval..................................................................41
         6.15     Real Property Acquisition.............................................................41

VII.     CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.............................................41
         7.01     Representations and Warranties........................................................41
         7.02     Performance of Covenants..............................................................42
         7.03     Litigation............................................................................42
         7.04     Consents and Approvals; HSR Act Compliance............................................42
         7.05     Accounting Opinion....................................................................42
         7.06     Material Changes......................................................................42
         7.07     Delivery of Documents.................................................................42
         7.08     Legal Opinion.........................................................................43
         7.09     Affiliate Agreements..................................................................43
         7.10     Tax Opinion...........................................................................43
         7.11     Articles of Merger....................................................................43
         7.12     Stockholder Approval..................................................................43
         7.13     Real Property Acquisition.............................................................43

VIII.    INDEMNIFICATION; REMEDIES......................................................................43
         8.01     Survival..............................................................................43
         8.02     Indemnification by the Company and the Stockholders...................................44
         8.03     Indemnification by Veeco..............................................................45
         8.04     Procedure for Indemnification -- Third Party Claims...................................45
         8.05     Exclusive Remedy.  ...................................................................46

IX.      TERMINATION....................................................................................46
         9.01     Termination Events....................................................................46
         9.02     Effect of Termination.................................................................47


                                       iii
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                                                                                             PAGE

         9.03     Amendment....................................................................47

   X.    MISCELLANEOUS.........................................................................47
         10.01    Confidentiality..............................................................47
         10.02    Expenses.....................................................................48
         10.03    Public Announcements.........................................................48
         10.04    Successors...................................................................48
         10.05    Further Assurances...........................................................48
         10.06    Waiver.......................................................................48
         10.07    Entire Agreement.............................................................48
         10.08    Governing Law................................................................48
         10.09    Assignment...................................................................49
         10.10    Notices......................................................................49
         10.11    Headings.....................................................................50
         10.12    Counterparts.................................................................50
         10.13    Exhibits and Schedules.......................................................50
         10.14    Severability.................................................................50
         10.15    No Third-Party Beneficiaries.................................................50



Exhibit A-1       Articles of Merger to be filed with the Secretary of State of the State of Colorado
Exhibit A-2       Certificate of Merger to be filed with the Secretary of
                  State of the State of Delaware
Exhibit B         FIRPTA Notification Letter; Form of Notice to Internal
                  Revenue Service together with written authorization from the
                  Company
Exhibit C-1       Company Affiliates Agreement
Exhibit C-2       Veeco Affiliates Agreement
Exhibit D         Registration Rights Agreement
Exhibit E         Irrevocable Proxy
Exhibit F         Employment and Noncompetition Agreement
Exhibit G         Escrow Agreement
Exhibit H         Real Estate Merger Agreement
Exhibit I         Opinion of The Dow Law Firm and Sherman & Howard, LLC
Exhibit J         Opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP
Exhibit K         Investment Agreement




                                        iv
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                          AGREEMENT AND PLAN OF MERGER


        This AGREEMENT AND PLAN OF MERGER (this "MERGER AGREEMENT"), is made as of October 14, 1999, by and among Veeco Instruments Inc., a Delaware corporation ("VEECO"), Veeco Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Veeco ("ACQUISITION"), Ion Tech, Inc., a Colorado corporation (the "COMPANY"), and the stockholders listed on SCHEDULE 1.01 hereof (the "PARTY STOCKHOLDERS").

        The Boards of Directors of the Company, Acquisition and Veeco have determined that it is advisable and in the best interests of their respective stockholders for Acquisition to merge with and into the Company with the result that the Company shall be the surviving corporation and shall become a wholly-owned subsidiary of Veeco (the "MERGER"), upon the terms and conditions set forth herein and in accordance with the provisions of the Colorado Business Corporation Act (the "CBCA") and the Delaware General Corporation Law (the "DGCL").

        NOW, THEREFORE, in consideration of the mutual covenants set forth herein, it is agreed as follows:

I.       DEFINITIONS.

        1.01 CERTAIN DEFINITIONS. For purposes of this Merger Agreement, the following terms shall have the following meanings:

        (a) "ACQUISITION" shall have the meaning set forth in the first paragraph of this Merger Agreement.

        (b) "AFFILIATE" of any Person shall mean a Person which directly or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person.

        (c) "ARTICLES OF MERGER" shall have the meaning set forth in Section
2.02.

        (d) "BENEFIT PLANS" shall have the meaning set forth in Section 3.14(a).

        (e) "CBCA" shall have the meaning set forth in the recitals to this Merger Agreement.

        (f) "CLOSING" shall have the meaning set forth in Section 2.03.

        (g) "CLOSING DATE" shall have the meaning set forth in Section 2.03.

        (h) "COBRA" shall have the meaning set forth in Section 3.14(f).


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        (i) "CODE" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

        (j) "COMPANY" shall have the meaning set forth in the recitals to this Merger Agreement.

        (k) "COMPANY AFFILIATES" shall have the meaning set forth in Section 5.13(a).

        (l) "COMPANY AGENT" shall have the meaning set forth in Section 3.15(h).

        (m) "COMPANY COMMON STOCK" shall mean the common stock of the Company, without par value.

        (n) "COMPANY-OWNED IP" shall have the meaning set forth in Section 3.15(g).

        (o) "COMPANY-OWNED IP REGISTRATIONS" shall have the meaning set forth in
Section 3.15(e).

        (p) "CONFIDENTIAL IP INFORMATION" shall have the meaning set forth in
Section 3.15(k).

        (q) "CONSTITUENT CORPORATIONS" shall have the meaning set forth in
Section 2.01.

        (r) "CONTRACT" shall mean any agreement, arrangement, commitment, indemnity, indenture, instrument or lease, including any and all amendments, supplements, and modifications (whether oral or written) thereto, whether or not in writing.

        (s) "DAMAGES" shall have the meaning set forth in Section 8.02.

        (t) "DGCL" shall have the meaning set forth in the recitals to this Merger Agreement.

        (u) "EFFECTIVE TIME" shall have the meaning set forth in Section 2.02.

        (v) "ENVIRONMENT" shall mean the soil, land surface or subsurface strata, surface waters (including navigable waters, ocean waters, streams, ponds, drainage basins and wetlands), groundwaters, drinking water supply, stream sediments; ambient air (including indoor air), plant and animal life, and any other environmental medium or natural resource.

        (w) "ENVIRONMENTAL LAWS" shall mean any state, federal or local laws, ordinances, codes, regulations, statutes, orders, judgments, decrees, permits or licenses relating to


                                        2
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pollution, natural resources, protection of the Environment or public health and safety, including, without limitation, laws and regulations relating to the use, treatment, storage, release, disposal or transportation of Hazardous Substances or the handling and disposal of medical and biological waste.

        (x) "ENVIRONMENTAL LIABILITIES" shall mean any notice of violation, claim, demand, abatement or other order or direction by any Governmental Authority or any claim by any Person for personal injury (including sickness, disease or death), tangible property damage, damage to the Environment, nuisance, trespass, pollution, contamination, other adverse effects on the Environment, clean-up costs, remediation, removal, other response costs or investigation costs (including, but not limited to, reasonable and necessary fees of consultants, counsel and other experts in connection with any environmental investigations, testing, audits or studies), and/or fines, penalties, losses, liabilities (including any actual or punitive damages under any Environmental Law or other statutory or common law cause of action, regardless of whether the liabilities are imposed through operation of strict liability or otherwise), or restrictions, resulting from or based upon (i) the Release, or the continuation of the existence of a Release or Threatened Release (including, but not limited to, sudden or non-sudden, accidental or non-accidental Releases) of, or exposure to, any Hazardous Substances in, by, from or related to any premises now or previously owned or occupied by the Company, (ii) the environmental aspects of the transportation, storage, treatment, disposal, generation, recycling, reclamation, use or other handling of any Hazardous Substances in connection with the Company's operations or (iii) the violation, or alleged violation, of Environmental Law relating to any premises now or previously owned or occupied by the Company.

        (y) "EQUITY SECURITIES" shall mean any (i) capital stock or any securities representing any other equity interest or (ii) any securities convertible into or exchangeable for capital stock or any other rights, warrants or options to acquire any of the foregoing securities.

        (z) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

        (aa) "ERISA AFFILIATE" shall mean with respect to any person (i) any corporation which is a member of a controlled group of corporations, within the meaning of Section 414(b) of the Code, of which that person is a member, (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control, within the meaning of Section 414(c) of the Code, of which that person is a member and (iii) any member of an affiliated service group, within the meaning of Section 414(m) and (o) of the Code, of which that person or any entity described in clause (i) or (ii) is a member.

        (bb) "ESCROW AGREEMENT" shall have the meaning set forth in Section
2.06.

        (cc) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

        (dd) "FAIRNESS OPINION" shall have the meaning set forth in Section
6.05.


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        (ee) "FINANCIAL STATEMENTS" shall have the meaning set forth in Section
3.05.

        (ff) "FIRPTA" shall mean the Foreign Investment in Real Property Tax Act of 1980.

        (gg) "GAAP" shall mean United States generally accepted accounting principles.

        (hh) "GOVERNMENTAL AUTHORITY" shall mean any government or any agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

        (ii) "HAZARDOUS SUBSTANCES" shall mean (i) any hazardous or toxic waste, substance or material defined as such in (or for the purposes of) any Environmental Law, (ii) asbestos-containing material, (iii) medical and biological waste, (iv) polychlorinated biphenyls, (v) petroleum products, including gasoline, fuel oil, crude oil and other various constituents of such products and (vi) any other chemicals, materials or substances, exposure to which is prohibited, limited, or regulated by any Environmental Laws.

        (jj) "HIPAA" shall have the meaning set forth in Section 3.14(f).

        (kk) "HSR ACT" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

        (ll) "INFORMATION TECHNOLOGY" shall mean computer software, computer firmware, computer hardware (whether general or specific purpose) and other similar or related items of automated, computerized and/or software systems developed by or for the Company.

        (mm) "INTELLECTUAL PROPERTY" shall have the meaning set forth in Section 3.15.

        (nn) "IRS" shall mean the Internal Revenue Service of the United States or any successor agency, and, to the extent relevant, the United States Department of the Treasury.

        (oo) "ISSUANCE DATE" shall have the meaning set forth in Section 8.01.

        (pp) "KNOWLEDGE" shall mean, (i) with respect to an individual, the actual knowledge, after reasonable inquiry, of such individual, and (ii) with respect to any Person other than an individual, the actual knowledge, after reasonable inquiry, of the officers and directors of a corporate entity or other persons performing similar functions for any other type of entity.


                                        4
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        (qq) "LAW" shall mean any constitutional provision or any statute or other law, rule or regulation of any Governmental Authority and any decree, injunction, judgment, order, ruling, assessment or writ.

        (rr) "LEASED REAL PROPERTY" shall have the meaning set forth in Section 3.16(b).

        (ss) "LEASED TANGIBLE PROPERTY" shall have the meaning set forth in
Section 3.17(b).

        (tt) "LEASES" shall have the meaning set forth in Section 3.16(b).

        (uu) "LICENSED-IN AGREEMENTS" shall have the meaning set forth in
Section 3.15(f)(i).

        (vv) "LICENSES" shall have the meaning set forth in Section 3.07(b).

        (ww) "LIEN" shall mean any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, right of first refusal, easement, servitude, encroachment or other survey defect, transfer restriction or other encumbrance of any nature whatsoever.

        (xx) "MATERIAL ADVERSE EFFECT" shall mean, with respect to any entity or group of entities, any event, change or effect that is materially adverse to the condition (financial or otherwise), properties, assets, liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole.

        (yy) "MATERIAL CONTRACT" shall mean any Contract required to be listed on SCHEDULE 3.09(A).

        (zz) "MERGER" shall have the meaning set forth in the recitals to this Merger Agreement.

        (aaa) "MERGER AGREEMENT" shall mean this Agreement and Plan of Merger.

        (bbb) "MERGER CONSIDERATION" shall have the meaning set forth in Section 2.05(a).

        (ccc) "MULTIEMPLOYER PLAN" shall have the meaning set forth in Section 3.14(a).

        (ddd) "NASDAQ" shall mean The NASDAQ Stock Market, Inc.

        (eee) "NON-PARTY STOCKHOLDERS" shall mean the stockholders of the Company identified on SCHEDULE 3.02(A) hereto other than the Party Stockholders.


                                        5
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        (fff) "OWNED TANGIBLE PROPERTY" shall have the meaning set forth in
Section 3.17(a).

        (ggg) "PARTY STOCKHOLDERS" shall have the meaning set forth in the recitals to this Merger Agreement.

        (hhh) "PBGC" shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

        (iii) "PERMITTED LIENS" shall mean:

                (i) Liens for Taxes not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, PROVIDED that provision for the payment of all such Taxes has been made on the books of the Company to the extent required by GAAP;

                (ii) mechanics', processor's, materialmen's, carriers', warehousemen's, repairmen's, landlord's and similar Liens arising by operation of law and arising in the ordinary course of business and securing obligations of the Company that are not overdue for a period of more than 60 days or are being contested in good faith by appropriate proceedings diligently pursued, PROVIDED that provision for the payment of such Liens has been made on the books of the Company to the extent required by GAAP;

                (iii) Liens arising in connection with worker's compensation, unemployment insurance, old age pensions and social security benefits, PROVIDED that provision for the payment of such Liens has been made on the books of the Company to the extent required by GAAP;

                (iv) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the Uniform Commercial Code as in effect in the State of Colorado of banks or other financial institutions where the Company maintains deposits in the ordinary course of business and similar rights of sellers under Article 2 of the Uniform Commercial Code as in effect in the State of Colorado; and

                (v) Liens securing indebtedness disclosed in the Financial Statements or on any Schedule to this Merger Agreement.

        (jjj) "PERSON" shall mean any individual, corporation, limited liability company, partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, or other organization, whether or not a legal entity, and any Governmental Authority.


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        (kkk) "REAL ESTATE MERGER AGREEMENT" shall mean the Agreement and Plan of Merger, dated as of the date hereof, among Veeco, Veeco Real Estate Corp., a Delaware corporation, Tulakes Real Estate Investments, Inc., a Colorado corporation and its securityholders.

        (lll) "RELEASE" shall mean any spilling, leaking, emitting, discharging, depositing, escaping, leaching, dumping, or other releasing, whether intentional or unintentional.

        (mmm) "SEC" shall mean the United States Securities and Exchange Commission.

        (nnn) "SECURITIES ACT" shall mean the Securities Act of 1933, as amended.

        (ooo) "STOCKHOLDER INDEMNITEES" shall have the meaning set forth in
Section 8.03.

        (ppp) "STOCKHOLDERS" shall mean, collectively, the Party Stockholders and the Non-Party Stockholders.

        (qqq) "STOCKHOLDERS' COMMITTEE" shall have the meaning set forth in
Section 2.08.

        (rrr) "SURVIVING CORPORATION" shall have the meaning set forth in
Section 2.01.

        (sss) "TANGIBLE PROPERTY" shall have the meaning set forth in Section 3.17(c).

        (ttt) "TANGIBLE PROPERTY LEASES" shall have the meaning set forth in
Section 3.17(b).

        (uuu) "TAX" or "TAXES" shall mean any and all taxes (whether Federal, state, local or foreign), including, without limitation, income, profits, franchise, gross receipts, payroll, sales, employment, use, property, withholding, excise, occupation, value added, ad valorem, transfer and other taxes, duties or assessments of any nature whatsoever, together with any interest, penalties or additions to tax imposed with respect thereto.

        (vvv) "TAX RETURNS" shall mean any returns, reports and forms required to be filed with any Governmental Authority.

        (www) "THREATENED" shall mean the following: a claim, proceeding, dispute, action, or other matter will be deemed to have been "Threatened" if any demand or statement has been made or any notice has been given that would lead a prudent Person to conclude that such a claim, proceeding, dispute, action or other matter is likely to be asserted, commenced, taken or otherwise pursued in the future.

        (xxx) "VEECO" shall have the meaning set forth in the recitals to this Merger Agreement.

        (yyy) "VEECO AFFILIATES" shall have the meaning set forth in Section 5.13(b).

        (zzz) "VEECO AUTHORIZATIONS" shall have the meaning set forth in Section 4.09.

        (aaaa) "VEECO BALANCE SHEET" shall have the meaning set forth in Section 4.06.

        (bbbb) "VEECO BALANCE SHEET DATE" shall have the meaning set forth in
Section 4.05.

        (cccc) "VEECO FINANCIAL STATEMENTS" shall have the meaning set forth in
Section 4.04.

        (dddd) "VEECO INDEMNITEES" shall have the meaning set forth in Section 8.02.

        (eeee) "VEECO OPTIONS" shall have the meaning set forth in Section 4.02(b).

        (ffff) "VEECO SEC DOCUMENTS" shall have the meaning set forth in Section 4.04.

        (gggg) "VEECO SHARES" shall mean the common stock, $.01 par value per share, of Veeco.

        (hhhh) "VEECO'S BROKERS" shall have the meaning set forth in Section
4.12.

     1.02 The words "hereof," "herein," "hereby" and "hereunder," and words of like import, refer to this Merger Agreement as a whole and not to any particular Section hereof. References herein to any Section, Schedule or Exhibit refer to such Section of, or such Schedule or Exhibit to, this Merger Agreement, unless the context otherwise requires. All pronouns and any variations thereof refer to the masculine, feminine or neuter gender, singular or plural, as the context may require.

II. THE MERGER.

     2.01 THE MERGER. At the Effective Time of the Merger, Acquisition shall be merged with and into the Company. The separate existence of Acquisition shall thereupon cease and the Company shall continue its corporate existence as the surviving corporation (the "SURVIVING CORPORATION") under the laws of the State of Colorado under its present name. The Company and Acquisition are sometimes referred to collectively herein as the "CONSTITUENT CORPORATIONS".

        2.02 EFFECTIVE TIME OF THE MERGER. At the Closing, the parties hereto shall cause (i) articles of merger substantially in the form of EXHIBIT A-1 annexed hereto to be executed and filed with the Secretary of State of the State of Colorado, as provided in Section 7-111-105 of the CBCA and (ii) a certificate of merger substantially in the form of EXHIBIT A-2 annexed hereto to be executed and filed with the Secretary of State of the State of Delaware, as provided in
Section 252 of the DGCL (collectively, the "ARTICLES OF MERGER"), and shall take all such other and further actions as may be required by law to make the Merger effective. The Merger shall become effective as of the date and time of the filing of such Articles of Merger. The date and time of such effectiveness are referred to herein as the "EFFECTIVE TIME".

        2.03 CLOSING OF THE MERGER. Unless this Merger Agreement shall theretofore have been terminated pursuant to the provisions of Section 9.01 hereof, the closing of the Merger (the "CLOSING") shall take place on the second business day following the day on which the last of the conditions set forth in Articles VI and VII hereof are fulfilled or waived, subject to applicable laws (the "CLOSING DATE"), at the offices of Kaye, Scholer, Fierman, Hays & Handler, LLP, 425 Park Avenue, New York, New York 10022 unless another time, date or place is agreed to in writing by the parties hereto.

        2.04 EFFECTS OF THE MERGER. At the Effective Time of the Merger:

                (a) the separate existence of Acquisition shall cease and Acquisition shall be merged with and into the Company, which shall be the Surviving Corporation;

                (b) the Articles of Incorporation and By-Laws of the Company as in effect immediately prior to the Effective Time shall be the Articles of Incorporation and By-Laws of the Surviving Corporation until each shall thereafter be amended in accordance with each of their terms and as provided by law; PROVIDED, HOWEVER, that the following amendments to the Articles of Incorporation of the Surviving Corporation shall be effected by the Merger:

                        (i) Article III of the Articles of Incorporation is hereby deleted in its entirety.

                        (ii) Article IV, Section 4.02.02 of the Articles of Incorporation is hereby deleted in its entirety.

                        (iii) Article IV, Section 4.03 of the Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

                                "4.03 DENIAL OF CUMULATIVE VOTING. Cumulative voting of shares of Capital Stock in the election of directors is not authorized."

                        (iv) Article VI, Section 6.01 of the Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

                                "6.01 DENIAL OF RIGHTS OF HOLDERS OF CAPITAL
                                STOCK. The registered holders of the shares of Capital Stock shall have no preemptive rights to acquire unissued shares of Capital Stock."

                        (v) Article VI, Section 6.02 of the Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

                                "6.02 DENIAL OF RIGHTS OF HOLDERS OF
                                CONVERTIBLES. The holders of securities
                                convertible into or carrying options or warrants to purchase shares of Capital Stock shall have no preemptive rights to acquire unissued shares of Capital Stock."

                        (vi) Article VII, Section 7.04 of the Articles of Incorporation is hereby deleted in its entirety.

                        (vii) Article IX, Section 9.03 of the Articles of Incorporation is hereby amended and restated to read in its entirety as follows:

                                "9.03 INCREASE OR DECREASE OF DIRECTORS. The number of Directors may be increased or decreased form time to time by amendment of the Code of Bylaws."

                (c) Edward Braun, John Rein and Gerald Isaacson shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and By-Laws of the Surviving Corporation, in each case until their respective successors are duly elected and qualified;

                (d) the Surviving Corporation shall possess all the rights, privileges, immunities and franchises, of a public as well as of a private nature, of each of the Constituent Corporations, and all property, real, personal, and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and

                (e) the Surviving Corporation shall thenceforth be responsible and liable for all liabilities and obligations of each of the Constituent Corporations, and any claim existing or action or proceeding pending by or against either of the Constituent Corporations may be prosecuted as if such Merger had not taken place or the Surviving Corporation may be substituted in its place.

Neither the rights of creditors nor liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

      2.05 CONVERSION OF SHARES. As of the Effective Time, by virtue of the Merger and without any further action on the part of Veeco, Acquisition, the Company or any holder of any Equity Securities of the Constituent
Corporations:

                (a) Each share of Company Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive that number of Veeco Shares (the "MERGER CONSIDERATION") as determined by dividing (x) 1,443,710 by (y) the aggregate number of shares of Company Common Stock issued and outstanding immediately prior to the Effective Time, upon surrender of the certificates to Veeco representing such shares of Company Common Stock.

                (b) Each share of common stock, par value $0.01 per share, of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.

                (c) The Merger Consideration shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Veeco Shares or Company Common Stock), reorganization, recapitalization or other like change with respect to Veeco Shares or Company Common Stock occurring after the date hereof and prior to the Effective Time.

                (d) No fraction of a Veeco Share will be issued, but in lieu thereof each holder of shares of Company Common Stock who would otherwise be entitled to a fraction of a Veeco Share (after aggregating all fractional shares of Veeco Shares to be received by such holder) shall receive from Veeco an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $29.784375.

                (e) All Company Common Stock, by virtue of the Merger and without any action on the part of the holders thereof, shall no longer be outstanding and shall be canceled and retired and shall cease to exist, and each holder of a certificate representing any Company Common Stock shall thereafter cease to have any rights with respect to such Company Common Stock, except the right to receive the Merger Consideration for the Company Common Stock upon the surrender of such certificate in accordance with this Section.

                (f) Promptly after the Effective Time, Veeco shall make available to an exchange agent designated by the Company and Veeco the Merger Consideration issuable in exchange for shares of Company Common Stock and cash in an amount sufficient for payment in lieu of fractional shares pursuant to
Section 2.05(d).

                (g) Promptly following proper delivery of a certificate representing Company Common Stock by the holder thereof to the exchange agent designated by the Company and Veeco, Veeco shall cause such exchange agent to deliver to such holder a certificate representing the Merger Consideration times the number of shares of Company Common Stock represented by the certificate so delivered by such holder.

       2.06 ESCROW. Veeco shall deposit a portion of the Merger
Consideration consisting of 144,371 Veeco Shares, with Norwest Bank Colorado, National Association, as escrow agent on the Closing Date, in accordance with the terms of an escrow agreement, substantially in the form and on the terms of EXHIBIT G hereto (the "ESCROW AGREEMENT").

       2.07 SUBSEQUENT ACTION. If, at any time after the Effective
Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments, assurances and any other actions or things are necessary, desirable or proper to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of the Constituent Corporations as a result of, or in connection with, the Merger, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Constituent Corporations or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of the Constituent Corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Merger Agreement.

       2.08 STOCKHOLDERS' COMMITTEE.

                (a) In order to efficiently administer (i) the defense or settlement of any claims for which any of the Veeco Indemnitees may be entitled to indemnification pursuant to Article VIII hereof after the Closing; and (ii) any other matter arising under or relating to the Escrow Agreement, there is hereby established a committee to represent the interests of the Stockholders after the Effective Date, consisting of Paul Reader, Gerald Isaacson and Paul J. Wilbur (the "STOCKHOLDERS' COMMITTEE").

                (b) The Stockholders' Committee shall be authorized to take all actions which it deems appropriate in connection with the matters described in
Section 2.08(a), including, without limitation, to execute and deliver the Escrow Agreement on behalf of the Stockholders and to perform the transactions contemplated thereby.

                (c) In the event that a member of the Stockholders' Committee dies, becomes unable to perform his responsibilities hereunder or resigns from such position, then the remaining members of the Stockholders' Committee shall designate a replacement within 10 days of such death, inability to perform or resignation, and notify the Stockholders in writing of such replacement within 10 days from the designation of such individual.

                (d) All decisions and actions by the Stockholders' Committee must be approved by at least two of its three members, whether at a meeting, in writing or otherwise. Any decision or action so approved shall be binding upon all of the Stockholders, and no Stockholder shall have the right to object, dissent, protest or otherwise contest the same.

                (e) (i) Each of the Veeco Indemnitees shall be entitled to rely conclusively on the instructions and decisions of the Stockholders' Committee as to any matter described in Section 2.08(a), and no party hereto shall have any cause of action against any of the Veeco Indemnitees for any action taken by any such Veeco Indemnitee in reliance upon the instructions or decisions of the Stockholders' Committee.

                        (ii) No Stockholder shall have any cause of action against any member of the Stockholders' Committee for any action taken, decision made or instruction given by the Stockholders' Committee under this Merger Agreement, except for fraud.

                        (iii) The provisions of this Section 2.08 are independent and severable, are irrevocable and coupled with an interest and shall be enforceable notwithstanding any rights or remedies that any Stockholder may have in connection with the transactions contemplated by this Merger Agreement.

                        (iv) The provisions of this Section 2.08 shall be binding upon the executors, heirs, legal representatives, successors and assigns of each of the Stockholders, and any references in this Merger Agreement to a Stockholder or the Stockholders shall mean and include the successors to the rights of each of the Stockholders hereunder.

III.    REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE STOCKHOLDERS.

        (A) The Company and each of the Party Stockholders, jointly and severally, represent and warrant to Veeco and Acquisition as follows:

                  3.01 ORGANIZATION OF THE COMPANY. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Colorado, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify could reasonably be expected to have a Material Adverse Effect upon its business or operations. The jurisdictions where the Company is so qualified to do business as a foreign corporation are set forth in SCHEDULE 3.01. The Company has all requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted. The Company has delivered to Veeco correct and complete copies of its Articles of Incorporation and By-Laws as in effect on the date hereof.

                  3.02 CAPITALIZATION. (a) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, of which 720 shares are issued and outstanding as of the date hereof and 720 shares will be issued and outstanding immediately prior to the Closing. A complete list of the record owners of all the issued and outstanding shares of Company Common Stock as of the date hereof and as of the time immediately prior to the Closing and the holdings of each such record owner are set forth in
SCHEDULE 3.02(a), and such shares are or immediately prior to the Closing will be owned of record by such persons. All of the outstanding shares of Company Common Stock have been or immediately prior to the Closing will be duly authorized and validly issued and are or immediately prior to the Closing will be fully paid and nonassessable and were or immediately prior to the Closing will have been issued in conformity with applicable laws. No other shares of capital stock of the Company are or will be outstanding or held as treasury shares. Except as set forth in SCHEDULE 3.02(a), no legend or other reference to any purported Lien has been placed by the Company upon any certificate representing shares of the Company Common Stock.

                (b) Except as set forth in SCHEDULE 3.02(a), there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of the Company, or any Contracts to restructure or recapitalize the Company. There are no outstanding Contracts of the Company to repurchase, redeem or otherwise acquire any Equity Securities of the Company. All outstanding Equity Securities of the Company have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable laws. As of the Closing, no options, warrants, convertible securities or rights will be exercisable or exchangeable for, convertible into, or otherwise give its holder any right to acquire shares of capital stock of the Company.

                (c) Contemporaneously with the execution and delivery of this Agreement, Stockholders holding not less than 67% of the outstanding Company Common Stock, calculated on a fully-diluted basis, have each executed and delivered an Irrevocable Proxy with respect to its shares of Company Common Stock in the form attached as EXHIBIT E.

        3.03 SUBSIDIARIES. The Company has no subsidiaries.

        3.04 AUTHORIZATION. The Company has full corporate power and authority to execute, deliver and perform this Merger Agreement and the Articles of Merger and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Articles of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the board of directors and stockholders of the Company, and no other corporate proceedings on the part of the Company are necessary to authorize this Merger Agreement, the Articles of Merger and any related documents or agreements or to consummate the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by the Company and the Articles of Merger, when executed at the Closing, will be duly and validly executed and delivered by the Company. This Merger Agreement constitutes a legal, valid and binding agreement of the Company, enforceable in accordance with its terms, and the Articles of Merger, when executed at the Closing, will be legal, valid and binding agreements of the Company, enforceable in accordance with their terms.

        3.05 FINANCIAL STATEMENTS. The Company has delivered to Veeco balance sheets for the Company as of June 30, 1999, 1998 and 1997, and related statements of income, stockholders' equity and cash flows for the fiscal years then ended, together with the audit reports thereon of Carroll & Associates (the "FINANCIAL STATEMENTS"). The Financial Statements fairly present the financial condition, results of operations and cash flows of the Company on the dates and for the financial periods then ended, in accordance with GAAP consistently applied. There has been no material change in the Company's accounting policies, except as described in the notes to the Financial Statements.

        3.06 NO UNDISCLOSED LIABILITIES. The Company does not have any obligation or liability of any nature (matured or unmatured, fixed or contingent) other than those (i) set forth or adequately provided for in the balance sheet of the Company as at June 30, 1999, (ii) not required to be set forth on such balance sheet under GAAP or (iii) incurred in the ordinary course of business since June 30, 1999 and consistent with past practice.

        3.07 COMPLIANCE WITH LAW; GOVERNMENTAL AUTHORIZATIONS. (a) The Company has complied in all material respects with, is not in violation of, and has not received notices of violation with respect to, any Law with respect to the conduct of its business, or the ownership or operation of its business.

                (b) The Company has obtained all licenses, permits, certificates, consents and approvals from Governmental Authorities (the "LICENSES") that are necessary for the business and operations of the Company and the failure to obtain which could reasonably be expected to have a Material Adverse Effect on the Company. All such Licenses are listed in SCHEDULE 3.07(b), are in full force and effect, and no notice of any material violation has been received by the Company in respect of any such License. Except as set forth in
SCHEDULE 3.07(b), the consummation of the transactions contemplated hereunder and the operation of the business of the Company by the Surviving Corporation in the manner in which it is currently operated will not require the transfer of any such License that may not be transferred to the Surviving Corporation without the consent or approval of any Governmental Authority or other Person.

        3.08 NO CONFLICTS. Except as set forth in SCHEDULE 3.08, the execution, delivery and performance by the Company of this Merger Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Articles of Incorporation or By-Laws or other organizational documents of the Company, (b) subject to obtaining the consents identified in
Section 5.04, violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in, or provide the basis for, the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of the Company under, any Material Contract to which the Company is a party or by which any of its property or assets is bound, or to which any of the property or assets of the Company is subject, (c) subject to compliance with the HSR Act, violate any Law applicable to the Company or (d) violate or result in the revocation or suspension of any material License.

                3.09 CONTRACTS. (a) SCHEDULE 3.09(a) contains a complete and accurate list, and the Company has delivered or made available to Veeco true and complete copies (or, in the case of oral contracts, summaries), of:

                  (i) each Contract that is executory in whole or in part and involves performance of services or delivery of goods or materials by the Company of an amount or value in excess of $200,000;

                 (ii) each Contract that is executory in whole or in part and was not entered into in the ordinary course of business and that involves expenditures or receipts of the Company in excess of $50,000;

                (iii) each lease, rental or occupancy agreement, license agreement, installment and conditional sale agreement, and any other Contract affecting the ownership of, leasing of, title to, use of, or any leasehold or other interest in, any real or personal property (except personal property leases and installment and conditional sales agreements having a value per item or annual payments of less than $10,000);

                 (iv) other than licensing agreements entered into in connection with product sales in the ordinary course of the Company's business, each material licensing agreement or any other Material Contract with respect to patents, trademarks, copyrights or other Intellectual Property, including material Contracts with current or former employees, consultants or contractors regarding the appropriation or the non-disclosure of any of the Intellectual Property;

                  (v) each collective bargaining agreement and any other Contract to or with any labor union or other employee representative of a group of employees;

                 (vi) each joint venture, partnership and any other material Contract (however named) involving a sharing of profits, losses, costs or liabilities by the Company with any other Person;

                (vii) each Contract containing covenants that in any way purport to restrict the business activity of the Company or limit the freedom of the Company to engage in any line of business or to compete with any Person;

               (viii) each Contract providing for material payments to or by any Person based on sales, purchases or profits, other than direct payments for goods;

                (ix) each power of attorney that is currently effective and outstanding granted by and relating to the Company;

                (x) each Contract that contains or provides for an express undertaking by the Company to be responsible for consequential damages;

                (xi) each Contract that is executory in whole or in part and involves capital expenditures in excess of $50,000;

                (xii) each written warranty, guaranty and/or other similar undertaking with respect to contractual performance extended by the Company other than in the ordinary course of business; and

                (xiii) each Contract with any employee, director or officer.

                (b) Except as set forth in SCHEDULE 3.09(b), each Material Contract is in full force and effect and enforceable in accordance with its terms (subject to bankruptcy, insolvency and other proceedings at law or in equity relating to the rights of creditors generally).

                (c) Except as set forth in SCHEDULE 3.09(c), the Company has fulfilled in all material respects all obligations required pursuant to each Material Contract to have been performed by it.

                (d) Except as set forth in SCHEDULE 3.09(d), the Company has not received any written notice of default under any Material Contract, no default (beyond any applicable grace or cure period) has occurred under any Material Contract on the part of the Company or, to the Company's knowledge, on the part of any other party thereto, nor has any event occurred which with the giving of notice or the lapse of time, or both, would constitute any default on the part of the Company under any Material Contract nor, to the Company's knowledge, has any event occurred which with the giving of notice or lapse of time, or both, would constitute any default on the part of any other party to any Material Contract.

                (e) Except as set forth in SCHEDULE 3.09(e), no consent or approval of any party to any of the Material Contracts is required for the execution, delivery or performance of this Merger Agreement or the consummation of the transactions contemplated hereby to which the Company is a party.

                (f) Except as set forth in SCHEDULE 3.09(f), to the knowledge of the Company, no officer, director, agent or employee of the Company is bound by any Contract that purports to limit the ability of such officer, director, agent or employee to (i) engage in or continue any conduct, activity or practice relating to the business of the Company, or (ii) assign to the Company or to any other Person any rights to any invention, improvement or discovery.

        3.10 LITIGATION. Except as set forth in SCHEDULE 3.10, there are no actions, suits or legal, administrative, arbitration or other proceedings or governmental investigations pending or Threatened against the Company before or by any Governmental Authority, and, to the Company's knowledge, no basis exists for any such action. Except as set forth in SCHEDULE 3.10, the Company is not a party to or subject to any judgment, order, writ, injunction, decree or award of any Governmental Authority.

        3.11 BOOKS AND RECORDS. The books and records of the Company, all of which have been made available to Veeco, set forth all material transactions affecting the Company, and such books and records have been properly kept and maintained and are complete and correct in all respects.

        3.12 TAXES. Except as set forth in SCHEDULE 3.12, the Company does not own stock, and has not previously owned stock, in any corporation. The Company has filed or caused to be filed on a timely basis all Tax Returns that are or were required to be filed by the Company pursuant to the Laws of each Governmental Authority with taxing power over the Company and its assets and business. Each Tax Return filed by the Company was true, correct and complete when it was filed and each Tax Return that will be filed on or before the Closing Date will be true, correct and complete when it is filed. The Company has delivered to Veeco complete copies of all Tax Returns that it has filed for the past three years. The Company has paid all Taxes that have or may have become due pursuant to those Tax Returns, or otherwise, or pursuant to any assessment received by the Company, except such Taxes, if any, as are being contested in good faith and as to which adequate reserves have been provided in the Financial Statements. All Tax Returns required to be filed by the Company for the period from the date hereof up to and including the Closing Date have been or will be timely filed, and all Taxes for such period will be paid by the Company. Except as set forth in SCHEDULE 3.12, all Tax Returns of the Company have been audited by the IRS or relevant Governmental Authorities or are closed by the applicable statute of limitations for all taxable years through December 31, 1995. All deficiencies proposed (including interest, penalties and additions to tax that were or are proposed to be assessed thereon, if any) as a result of such audits have been paid, reserved against in the Financial Statements, settled, or, as described in SCHEDULE 3.12, are being contested in good faith by appropriate proceedings. All Taxes that the Company is, or was, required by Law to withhold and collect have been duly withheld and collected and, to the extent required, have been paid to the appropriate Governmental Authority. Except as set forth in SCHEDULE 3.12, the Company has not given, or been requested to give, waivers or extensions (or is or would be subject to a waiver or extension given by any other entity) of any statute of limitations relating to the payment of Taxes for which it may be liable. Except as set forth in SCHEDULE 3.12, there are no Liens with respect to Taxes upon any of the properties or assets, real or personal, tangible or intangible, of the Company. The Company has not agreed, nor is it required, to include in income any adjustment pursuant to Section 481(a) of the Code (or similar provisions of other law or regulations) by reason of a change in accounting method or otherwise. The Company has not, with regard to any assets or property held by the Company, filed a consent to the application of Section 341(f)(2) of the Code. There is no agreement, plan, arrangement or other contract covering any employee or independent contractor of the Company that could give rise to the payment of any amount that could not be deductible by the Company or Veeco pursuant to Section 280G of the Code. The Company is not a "U.S. real property holding corporation," as defined in Section 897(c)(2) of the Code. There is no tax sharing agreement that will require any payment by the Company after the date of this Merger Agreement. No elections for federal income tax purposes under Section 108, 168, 338, 441, 471, 1017, 1033, 1502 or 4977 of the Code have been made.

        3.13 ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth herein and in SCHEDULE 3.13, since June 30, 1999, the Company has not:

                (a) changed any of the Company's authorized or issued capital stock; granted any stock option or right to purchase shares of capital stock of the Company; issued any Equity Security; granted any registration rights; purchased, redeemed, retired, or otherwise acquired any shares of any such capital stock; or declared or paid any dividend or other distribution or payment in respect of shares of capital stock;

                (b) amended the Articles of Incorporation or By-laws or other organizational documents of the Company;

                (c) other than in the ordinary course of the Company's business, paid or increased any bonuses, salaries, or other compensation to any stockholder, director, officer or employee or entered into any employment, severance or similar Contract with any director, officer or employee, since June 30, 1999;

                (d) adopted, amended or otherwise increased the payments to or benefits under any Benefit Plan for or with any employees of the Company;

                (e) damaged, destroyed or lost any material asset or property of the Company, whether or not covered by insurance;

                (f) amended, terminated (other than due to any scheduled expiration) or received written notice of termination (other than due to any scheduled expiration) of any Material Contract (or any Contract which if in existence would constitute a Material Contract), or defaulted (beyond any applicable notice or grace period) on any of its obligations under any Material Contract or entered into any new Material Contract or taken any action that could reasonably be expected to jeopardize the continuance of its material supplier or customer relationships;

                (g) sold, leased or otherwise disposed of any material asset or property of the Company except in the ordinary course of business or mortgaged, pledged or imposed any Lien (other than Permitted Liens) on any material asset or property of the Company, including the sale, lease or other disposition of any of the Intellectual Property;

                (h) (i) incurred or assumed any long-term debt (including obligations in respect of capital leases), (ii) assumed, guaranteed, endorsed or otherwise became liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person (other than endorsements of checks in the ordinary course) or (iii) made any loans, advances or capital contributions to, or investment in, any Person, other than advances to employees in the ordinary course of business not exceeding $10,000 to any individual or $100,000 in the aggregate;

                (i) paid, discharged or satisfied any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than in the ordinary course of business consistent with past practice, or failed to pay or otherwise satisfy any material claims, liabilities or obligations on a basis, and within the time, consistent with past practice;

                (j) canceled or waived any material claims or rights;

                (k) except as described in the notes to the Financial Statements, materially changed any of the accounting methods used by the Company;

                (l) merged or consolidated with or into any other Person; or

                (m) agreed, whether orally or in writing, to do any of the foregoing.

Except as set forth herein and in SCHEDULE 3.13, since June 30, 1999, there has not been any Material Adverse Effect with respect to the Company.

        3.14 EMPLOYEE BENEFIT PLANS. (a) Except as set forth in SCHEDULE 3.14(a), the Company does not (i) maintain or contribute to or have any obligation with respect to, and none of the current or former employees of the Company is covered by, any bonus, deferred compensation, severance pay, pension, profit-sharing, retirement, insurance, stock purchase, stock option or other fringe benefit plan, arrangement or practice, written or otherwise, or any other "employee benefit plan," as defined in Section 3(3) of ERISA, whether formal or informal (collectively, the "BENEFIT PLANS"). None of the Benefit Plans is, and the Company (or any of its ERISA Affiliates) has never maintained or had an obligation to contribute to, or incurred any other obligation with respect to
(i) a plan subject to Title IV of ERISA or Section 412 of the Code or Title I, Subtitle B, Part 3 of ERISA, (ii) a "multiemployer plan," as defined in Section 3(37) of ERISA (a "MULTIEMPLOYER PLAN"), (iii) a "multiple employer plan," as defined in ERISA or the Code or (iv) a funded welfare benefit plan, as defined in Section 419 of the Code. The Company does not have any agreement or commitment to create any additional Benefit Plan, or to modify or change any existing Benefit Plan. The Company does not have (and has never had) any other ERISA Affiliates.

                (b) With respect to each Benefit Plan, the Company has heretofore delivered or caused to be delivered or made available to Veeco true, correct and complete copies of (i) all documents which comprise the most current version of each of such Benefit Plan, including any related trust agreements, insurance contracts, or other funding or investment agreements and any amendments thereto, and (ii) with respect to each Benefit Plan that is an "employee benefit plan," as defined in Section 3(3) of ERISA (v) the three most recent Annual Reports (Form 5500 Series) and accompanying schedules for each of the Benefit Plans for which such a report is required, (w) the most current summary plan description (and any summary of material modifications), (x) the three most recent certified financial statements for each of the Benefit Plans for which such a statement is required or was prepared, (y) for each Benefit Plan intended to be "qualified" within the meaning of Section 401(a) of the Code, all IRS determination letters issued with respect to such Plan and (z) all material communications with any Governmental Authority. Since the date of the docu-ments delivered, there has not been any material change in the assets or liabilities of any of the Benefit Plans or any change in their terms and operations which could reasonably be expected to affect or alter the tax status or materially affect the cost of maintaining such Plan, and none of the Benefit Plans has been or will be amended prior to the Closing Date. Each of the Benefit Plans can be amended, modified or terminated by the Company within a period of thirty (30) days, without payment of any additional compensation or amount or the additional vesting or acceleration of any such benefits, except to the extent that such vesting is required under the Code upon the complete or partial termination of any Benefit Plan intended to be qualified within the meaning of
Section 401(a) of the Code.

                (c) The Company has performed and complied with all of its obligations under and with respect to the Benefit Plans and each of the Benefit Plans has, at all times, in form, operation and administration complied in all material respects with its terms, and, where applicable, the requirements of the Code, ERISA and all other applicable Laws. Each Benefit Plan which is intended to be "qualified" within the meaning of Section 401(a) of the Code has been determined by the IRS to be so qualified and nothing has occurred which could be expected to adversely affect such qualified status.

                (d) There are no unpaid contributions due prior to the date hereof with respect to any Benefit Plan that are required to have been made under its terms and provisions, any related insurance contract or any applicable law, and there are no unfunded benefit obligations that have not been accounted for by reserves, or otherwise property footnoted in the Financial Statements in accordance with GAAP. Except as set forth in SCHEDULE 3.14(d), (i) no assets of the Company are allocated or held in a trust or similar funding vehicle, and
(ii) there are no reserve assets, surpluses or prepaid premiums with respect to any Benefit Plan that is a welfare plan.

                (e) Except as set forth in SCHEDULE 3.14(e), the Company has not incurred any liability or taken any action, and the Company has no knowledge of any action or event, that could cause it to incur any liability (i) under
Section 412 of the Code or Title IV or ERISA with respect to any "single-employer plan," as defined in Section 4001(a)(15) of ERISA, that is not a Benefit Plan, or (ii) on account of a partial or complete withdrawal, as defined in Sections 4203 and 4205 of ERISA, respectively, with respect to any Multiemployer Plan or on account of unpaid contributions to any Multiemployer Plan.

                (f) All group health plans covering employees of the Company have been operated in compliance with the continuation coverage requirements of
Section 4980B of the Code (and any predecessor provisions) and Part 6 of Title I of ERISA ("COBRA"), the provisions of law enacted by the Health Insurance Portability and Accountability Act of 1996 ("HIPAA") and any similar state law. The Company does not have any obligation to provide health benefits or other non-pension benefits to retired or other former employees (or their beneficiaries), except as specifically required by COBRA, HIPAA or any similar state law.

                (g) Neither the Company nor any other "disqualified person" or "party in interest," as defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively, has engaged in any "prohibited transaction," as defined in Section 4975 of the Code or Section 406 of ERISA, with respect to any Benefit Plan, nor have there been any fiduciary violations under ERISA which could subject the Company (or any officer, director or employee thereof) to any penalty or Tax under Section 502(i) of ERISA or Sections 4971 and 4975 of the Code.

                (h) With respect to any Benefit Plan: (i) no filing, application or other matter is pending with the IRS, the PBGC, the United States Department of Labor or any other governmental body, (ii) there is no action, suit or claim pending or Threatened, other than routine claims for benefits and (iii) there are no outstanding liabilities for Taxes, penalties or fees.

                (i) Neither the execution and delivery of this Merger Agreement nor the consummation of any or all of the contemplated transactions will: (i) entitle any current or former employee of the Company to severance pay, unemployment compensation or any similar payment, (ii) accelerate the time of payment or vesting or increase the amount of any compensation due to any such employee or former employee or (iii) directly or indirectly result in any payment made or to be made to or on behalf of any person to constitute a "parachute payment" within the meaning of Section 280G of the Code.

        3.15    INTELLECTUAL PROPERTY.

                (a) "INTELLECTUAL PROPERTY" shall mean all new and useful inventions, discoveries and all letters patent (including, but not limited to, all reissues, extensions, renewals, divisions and continuations thereof and thereto (including continuations-in-part)) and all applications therefor; all copyrights, mask works, trademarks and service marks and all registrations and applications for registration thereof; all trade secrets, know-how, algorithms, methods, processes, protocols, methodologies, computer software (including, but not limited to, source code in object code and source code form), design, functional, technical and other specifications (for computer software and other properties) and all other tangible and intangible proprietary materials and information required for the conduct of the business of the Company. For the purposes of this Section 3.15, "USE" (and, as the context requires, "USED") means the right to use, including, without limitation, the right to make modifications and prepare derivative works.

                (b) Except as set forth on SCHEDULE 3.15(b), with respect to the Intellectual Property which the Company owns, and to the extent of its rights therein, after the Merger, the Surviving Corporation shall have the right to (i) sue for (and otherwise assert claims for) and shall have no limitation on its ability to recover damages and obtain any and all other appropriate remedies available at law or equity for any past, present or future infringement, misappropriation or other violation thereof (and settle all such suits, actions and proceedings); (ii) seek appropriate protection therefor (including, where appropriate, the right to seek copyright, trademark and service mark registrations and letters patent in the United States and all other countries and governmental divisions); and (iii) claim all rights and priority thereunder, in each case, to the extent, if any, that the Company is entitled to do so prior to the Merger.

                (c) The Company does not own, have an interest in or have a right under any license agreement to use any foreign patent or any application therefor. The Company does not own, have an interest in or have a right under any copyright or any application therefor. SCHEDULE 3.15(c) sets forth a complete and accurate list (i) in subsection 1, of all letters patent owned by the Company; and (ii) in subsection 2, of all U.S. Federal trademark and service mark registrations owned by the Company. The Company does not own, have an interest in or have a right under any U.S. common law trademarks or service marks. No U.S. letter patent owned by the Company is, as of the date hereof, subject to a reissue proceeding in the U.S. Patent and Trademark Office (the "PTO"). No applications for U.S. letters patent have been filed by and are subject to ongoing prosecution by the Company. No applications for letters patent in jurisdictions other than the United States have been filed by and are subject to ongoing prosecution by the Company. No applications for U.S. Federal trademark or service mark registrations have been filed by and are subject to ongoing prosecution by the Company. No applications for trademark or service mark registrations in jurisdictions other than the United States have been filed by and are subject to ongoing prosecution by the Company. The Company has not been involved in any patent interference or similar proceedings including, but not limited to, interferences and the like asserted against the Company and interferences and the like which the Company has provoked.

                (d) Except as set forth in SCHEDULE 3.15(d), (i) all authorship in the computer software, documentation, software design, technical and functional software specifications created by the Company and used in products or services created by the Company is original and (ii) all computer software and related documentation manuals contained or Used in products of (including documentation and product and user manuals) or services provided by the Company are owned by or licensed to the Company, and such licenses provide the Company with the right to sublicense or otherwise authorize use of the licensed subject matter to their customers and authorized third party users.

                (e) (i) Except for third parties which have rights pursuant to the agreements set forth in SCHEDULE 3.15(f)(ii) and except for rights granted to the customers of the Company, the Company has the sole and exclusive right to Use, sell and license each of the copyrights owned by the Company and to make, Use, sell and license each item of Intellectual Property listed in SCHEDULE 3.15(c) hereto (the foregoing collectively referred to as "COMPANY-OWNED IP REGISTRATIONS") and (ii) except as set forth in SCHEDULE 3.15(e), the Company has no knowledge that any of the Company-Owned IP Registrations are invalid, unenforceable or not subsisting. With the exception of copyright rights, all Company-Owned IP Registrations have been and currently remain duly registered with or issued by the appropriate governmental agency of the United States or of foreign countries as indicated in SCHEDULE 3.15(c), and all required maintenance and annuity fees have been paid in full to and all declarations required pursuant to 15 U.S.C. Sections 1058 and 1065 (and foreign counterparts to the same) have been accepted by the proper governmental authority.

                (f) (i) SCHEDULE 3.15(f)(i) sets forth a complete and accurate list of the agreements, including, but not limited to, license agreements, and of all parties thereto under which the Company obtains or is the beneficiary of any license or right to use any Intellectual Property right of any third party (singularly or collectively, a "LICENSED-IN AGREEMENT" or the "LICENSED-IN

AGREEMENTS") and (ii) SCHEDULE 3.15(f)(ii) sets forth a complete and accurate list of the material agreements, including, but not limited to, license agreements, to which the Company is a party and pursuant to which a third party is authorized to Use any of the Intellectual Property rights of the Company.

                (g) Except as set forth in SCHEDULE 3.15(g), each of the copyrights owned by the Company and each item of Intellectual Property listed in the Schedules delivered pursuant to Section 3.15(c) hereto (the "COMPANY-OWNED IP") (i) is free and clear of any attachments, liens, security interests, UCC filings or any other encumbrances; (ii) is not subject to any outstanding judicial order, decree, judgment or stipulation or to any agreement restricting the scope of the Company's use thereof; and (iii) together with each item of Intellectual Property which the Company has a right to Use or practice pursuant to one or more Licensed-In Agreements, is not subject to any suits, actions, claims or demands of any third party and no action or proceeding, whether judicial, administrative or otherwise, has been instituted, is pending or, to the Company's knowledge, Threatened which challenges or affects the rights of the Company in the same.

                (h) Except as set forth in SCHEDULE 3.15(h), (i) the Company has not received any claim that, any cease and desist or equivalent letter regarding, or any other notice of any allegation to the effect that any of the Company's products, software, apparatus, methods or services which the Company makes, Uses, sells, offers or provides infringes upon, misappropriates or otherwise violates the Intellectual Property of any third party; (ii) the Company has no knowledge of any unauthorized Use by, unauthorized disclosure to or by or infringement, misappropriation or other violation of any of its Intellectual Property by any third party or any current or former officer, employee, independent contractor, consultant or any other agent of the Company (a "COMPANY AGENT" or the "COMPANY AGENTS"); (iii) the Company has not entered into any agreement to indemnify any third party against any claim of infringement, misappropriation or other violation of Intellectual Property rights other than indemnification provisions contained in purchase orders, customer agreements, Licensed-In Agreements or software licenses arising in the ordinary course of business; and (iv) during the last ten (10) years the Company has not been charged in any suit, action or proceeding with, or has charged others with, unfair competition, infringement, misappropriation, wrongful use of or any other violation or improper or illegal activity with respect to or affecting Intellectual Property or with claims contesting the validity, ownership or right to make, Use, sell, license or dispose of Intellectual Property.

                (i) Except as set forth in SCHEDULE 3.15(i), all computer software created by employees of the Company within the scope of their employment by the Company and used in Company products or services and all original copyrightable authorship therein is owned by the Company.

                (j) Except as set forth in SCHEDULE 3.15(j), the Intellectual Property owned by, licensed to or Used by the Company prior to the execution of this Agreement will enable the Surviving Corporation subsequent to the Effective Time to fully carry on without restriction all aspects of the business of the Company as and to the extent such business was carried on by the Company prior to the Merger. Except as set forth in SCHEDULE 3.15(j), the Company either owns all right, title and interest in, or has a valid, binding and continuing right to Use, all of the Company's Intellectual Property.

                (k) The Company believes that it has taken all reasonable and practicable steps to protect and preserve the confidentiality of all of its trade secrets, know-how, algorithms, methods, processes, protocols, methodologies, computer software (including, but not limited to, source code in object code and source code form), design, functional, technical and other specifications (for computer software and other properties) and all other tangible and intangible proprietary materials not subject to copyright or issued letters patent ("CONFIDENTIAL IP INFORMATION"). The Company believes that all Use by the Company of Confidential IP Information not owned by the Company has been and is pursuant to the terms of a written agreement between the Company and the owner of such Confidential Information, or is otherwise lawful.

        3.16    REAL PROPERTY. (a) The Company does not own any real property.

                (b) SCHEDULE 3.16(b) contains a list of all leases (collectively, the "LEASES") pursuant to which the Company leases any real property (the "LEASED REAL PROPERTY"). True and correct copies of the Leases have been delivered or made available to Veeco. All of the Leases are valid, binding and enforceable in accordance with their terms (subject to bankruptcy, insolvency and other proceedings at law or in equity relating to the rights of creditors generally), and are in full force and effect; the Company has received no notice, and has no knowledge, of any default by the Company (beyond any applicable grace or cure period) under any of the Leases, and to the Company's knowledge, no other party to any of the Leases is in breach or default thereunder; and all lessors under the Leases have, or by the Closing Date will have, consented to the consummation of the transactions contemplated hereby, to the extent that the applicable Lease requires such consent, without requiring modification in the rights or obligations of the tenant under such Leases. No sublease by the Company of any Leased Real Property is currently in effect. The Company's leasehold interests are subject to no Lien or other encumbrance created by the Company.

        3.17 TANGIBLE PROPERTY. (a) SCHEDULE 3.17(a) contains the Company's depreciation ledger of all material machinery, equipment, fixtures, motor vehicles and other tangible personal property owned by the Company (collectively, the "OWNED TANGIBLE PROPERTY"). Except as set forth in SCHEDULE 3.17(a), the Company has good title to all Owned Tangible Property free and clear of all Liens (other than Permitted Liens).

                (b) SCHEDULE 3.17(b) contains a list as of the date indicated in such schedule of (i) all material machinery, equipment, fixtures and other tangible personal property owned by another Person subject to any capital lease or rental agreement that constitutes a Material Contract to which the Company is a party (collectively, the "LEASED TANGIBLE PROPERTY") and (ii) a list of the leases of the Leased Tangible Property (the "TANGIBLE PROPERTY LEASES"). Each of the Tangible Property Leases is in full force and effect and constitutes a valid and binding obligation of the Company and the other party thereto, enforceable in accordance with its terms (subject to bankruptcy, insolvency and other proceedings at law or in equity relating to the rights of creditors generally). The Company has received no notice, and has no knowledge, of any default by the

Company (beyond any applicable grace or cure period) under any of the Tangible Property Leases, and, to the Company's knowledge, no other party to any of the Tangible Property Leases is in breach or default thereunder.

                (c) Except as set forth in SCHEDULE 3.17(c), all Owned Tangible Property and all Leased Tangible Property (collectively, the "TANGIBLE PROPERTY") is in good and usable working condition, normal wear and tear excepted, and is suitable for the purposes for which it is used or is being replaced according to the Company's replacement policy.

        3.18 ENVIRONMENTAL MATTERS. (a) The Company's ownership and operation of its business is and has been in material compliance with all Environmental Laws. The Company has obtained all approvals necessary or required under all applicable Environmental Laws for the ownership and operation of its business, all such approvals are in effect, the Company has not received written notice of any action to revoke or modify any of such approvals, and the ownership and operation of the Company's business is and has been in material compliance with all terms and conditions thereof. Except as set forth in SCHEDULE 3.18(a), the Company has not received notice of any pending or Threatened claim or investigation by any Governmental Authority or any other Person concerning the Company's potential liability under Environmental Laws in connection with the ownership or operation of its business. Except as set forth in SCHEDULE 3.18(a), there has not been a Release of any Hazardous Substance at, upon, in, from or under any premises now or previously owned or occupied by the Company or upon which its assets are or were located at any time during the Company's ownership and/or occupancy thereof. None of the Leased Real Property is, and, to the Company's knowledge, none of the Leased Real Property has been, used as a treatment, storage or disposal facility for Hazardous Substances; PROVIDED, that for purposes of this sentence, "knowledge" shall mean actual knowledge without inquiry with respect to the Leased Real Property other than the Leased Real Property located at 2330 East Prospect, Fort Collins, Colorado 80525; and, except as set forth in SCHEDULE 3.18(a), the Company has not caused any Hazardous Substances to be deposited on any of the Leased Real Property and, to the Company's knowledge, no such Hazardous Substances are present on any of the Leased Real Property, except in such quantities as are handled in material compliance with all applicable manufacturer's instructions and in material compliance with all applicable Environmental Laws and as are used in the operation of the Company's business; PROVIDED, that for purposes of this sentence, "knowledge" shall mean actual knowledge without inquiry with respect to the Leased Real Property other than the Leased Real Property located at 2330 East Prospect, Fort Collins, Colorado 80525.

                (b) The Company has (i) provided or made available to Veeco all test results, records, notices, disclosures and reports in the Company's possession or control with respect to the Leased Real Property and any real property previously owned or occupied by the Company, including all correspondence with any Governmental Authority as described in SCHEDULE 3.18(b), concerning any and all past and/or present health, safety and/or environmental issues or concerns and (ii) made all disclosures, including notice of a Release or Threatened Release of a Hazardous Substance, required of the Company under any Environmental Law.

                (c) Except as set forth in SCHEDULE 3.18(c), the Company has not received notice, or otherwise obtained knowledge, of the existence of any circumstances or conditions that have a reasonable likelihood of resulting in any Damages for which the Company could be liable arising pursuant to any Environmental Law.

        3.19 LABOR RELATIONS. Except as set forth in SCHEDULE 3.19, the Company is conducting its business in material compliance with all applicable Laws relating to employment or labor, including, without limitation, those Laws relating to wages, hours, collective bargaining, unemployment insurance, workers' compensation, equal employment opportunity and the payment and withholding of Taxes. Except as set forth in SCHEDULE 3.19, no union or other collective bargaining unit has been certified as representing any of the employees of the Company, nor has the Company agreed to recognize any union or other collective bargaining unit. Except as set forth in SCHEDULE 3.19, there are no labor disputes pending or Threatened involving strikes, work stoppages, slowdowns or lockouts. There are no grievance proceedings or claims of unfair labor practices filed or Threatened to be filed with the National Labor Relations Board against the Company. There is no union representation or organizing effort pending or Threatened against the Company.

        3.20 OFFICERS AND EMPLOYEES. The Company has previously delivered or made available to Veeco a true and complete list of the names and current salaries of all the employees of the Company. Except as disclosed in SCHEDULE 3.20, there is no employment agreement, employee benefit or incentive compensation plan or program, severance policy or program or any other plan or program to which the Company is a party (i) that is or could, pursuant to its terms, be triggered or accelerated by reason of or in connection with the execution of this Merger Agreement or the consummation of the transactions contemplated by this Merger Agreement or (ii) which contains "change in control" provisions pursuant to which the payment, vesting or funding of compensation or benefits is triggered or accelerated by reason of or in connection with the execution of or consummation of the transactions contemplated by this Merger Agreement. Except as set forth in SCHEDULE 3.20, no employee whose annual salary is in excess of $50,000 (exclusive of bonuses) has given notice to the Company to cancel or otherwise terminate such person's relationship with the Company.

        3.21 INSURANCE. SCHEDULE 3.21 contains a complete list of all of the Company's policies of insurance in effect as of the date hereof. All of such policies are in full force and effect, and there is no default (beyond any applicable grace or cure period) with respect to any provision contained in any such policy, nor has there been any failure to give any notice or present any claim under any liability policy in a timely fashion or in the manner or detail required by such liability policy. The Company has delivered or made available copies of all such policies to Veeco. Except as set forth in SCHEDULE 3.21, there are no outstanding unpaid premiums or claims, and no retroactive or retrospective premium adjustments with respect to such policies, and no notice of cancellation or nonrenewal has been received by the Company with respect to, or disallowance of any claim under, any such policy.

        3.22 BROKERS AND FINDERS. Except as set forth in SCHEDULE 3.22, no broker, finder, agent or similar intermediary has acted on the Company's or any Stockholder's behalf in connection with this Merger Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any Contract with the Company or any Stockholder or any action taken by the Company or any Stockholder.

        3.23 BANKING RELATIONSHIPS. SCHEDULE 3.23 sets forth the names and locations of all banks, trust companies, savings and loan associations and other financial institutions at which the Company has a banking relationship. At the Closing, the Company will deliver to Veeco copies of all banking records in its possession, including, without limitation, bank statements for the 12 months prior to the date hereof, keys to safe deposit boxes and all signature or authorization cards pertaining to such safe deposit boxes and bank accounts.

        3.24 TRANSACTIONS WITH STOCKHOLDERS AND AFFILIATES. Except as set forth in SCHEDULE 3.24 and except for salary, benefits, other compensation and expense reimbursement payable in the ordinary course and consistent with past practices, there are no amounts in excess of $5,000 owing from the Company to any present or former shareholder or Affiliate of the Company, nor are there any amounts in excess of $5,000 owing from any such Person to the Company, nor are there currently pending any transactions between the Company and any such Person, nor since June 30, 1999, have there been any transactions between the Company and any such Person.

        3.25 ACCOUNTS RECEIVABLE. Except as set forth in SCHEDULE 3.25, the accounts receivable of the Company (a) are bona fide accounts receivable created in the ordinary and usual course of business in connection with bona fide transactions and consistent with past practice, (b) are current as of the date set forth in SCHEDULE 3.25 and (c) have been properly accrued in accordance with GAAP consistently applied and any reserves or allowances for doubtful accounts have been properly accrued in accordance with GAAP consistently applied.

        3.26 INVENTORY. Except as set forth in SCHEDULE 3.26, all the inventories of the Company are suitable, useable and saleable in the ordinary course of business consistent with past practices, except to the extent of normal obsolescence or to the extent written down or reserved against. Except as set forth in SCHEDULE 3.26, the inventories stated in the June 30, 1998 and June 30, 1999 balance sheets have been stated in accordance with GAAP consistently applied.

        3.27 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of the Company set forth in this Merger Agreement and in any agreement, certificate or other document required to be delivered or given to Veeco or Acquisition by the Company pursuant to this Merger Agreement will be true and correct at the Closing Date with the same force and effect as if made on that date.

        3.28 POOLING OF INTERESTS. Neither the Company nor, to the knowledge of the Company, any of its directors, officers or stockholders has taken any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests.

        3.29 NO DISPOSITION. To the Company's knowledge, none of the Company Affiliates has any plan or intention to sell, exchange or otherwise dispose of a number of shares of Veeco Shares received in the Merger that would reduce such Company Affiliate ownership of Veeco Shares to a number of shares having a value, as of the Effective Time, of less than 80 percent of the value of all of the formerly outstanding stock of the Company held by such Company Affiliate as of the Effective Time. For purposes of this representation, shares of Company Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Veeco Shares will be treated as outstanding Company Common Stock as of the Effective Time and shares of Company Common Stock and Veeco Shares held by the Company Affiliates and otherwise sold, redeemed or disposed of prior or subsequent to the Merger are considered in making this representation.

        3.30 SOLVENCY. The Company is not under the jurisdiction of a court in a Title 11 or similar case within the meaning of Section 368(a)(3)(A) of the Code and the fair market value of the assets of the Company will, as of the Effective Time, exceed the sum of its liabilities, plus the amount of liabilities, if any, to which the assets are subject.

        3.31 DISCLOSURE. The representations and warranties contained in this Merger Agreement and the information furnished by the Company or any of the Stockholders set forth herein, in the exhibits or schedules hereto or in any other document required to be delivered by the Company or any of the Stockholders to Veeco, Acquisition or Veeco's accountants, counsel or other advisers pursuant to this Merger Agreement, taken as a whole, do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements herein or therein not misleading

        3.32 YEAR 2000 COMPLIANCE. The Company's Information Technology is designed to be used prior to, during and after the calendar year 2000, and such Information Technology used during each such time period will accurately receive, provide and process date/time data (including calculating, comparing and sequencing) from, into and between the 20th and 21st centuries, including the years 1999 and 2000, and leap year calculations, and will not malfunction, cease to function or provide invalid or incorrect results as a result of date/time data, to the extent that other Information Technology, used in combination with the Company's Information Technology, properly exchanges date/time data with it.

        (B) Each of the Party Stockholders, jointly and severally, represents and warrants to Veeco and Acquisition as follows:

                  (1) STOCK OWNERSHIP. Each of the Party Stockholders is the record and beneficial owner of the shares of Company Common Stock set forth opposite such Party Stockholder's name of SCHEDULE 3.02(a) as of the date hereof, and will be the record and beneficial owner of such shares immediately prior to the Closing, free and clear of all Liens. No legend or other reference to any purported Lien appears upon any certificate representing shares of the Company Common Stock identified on SCHEDULE 3.02(a) as being owned by any of the Party Stockholders.

                  (2) AUTHORIZATION. Each of the Party Stockholders has the right, capacity and all requisite authority to execute, deliver and perform this Merger Agreement and to consummate the transactions contemplated hereby. This Merger Agreement has been duly and validly executed and delivered by each of the Party Stockholders. This Merger Agreement constitutes a legal, valid and binding agreement of each of the Party Stockholders, enforceable in accordance with its terms.

                  (3) NO DISPOSITION. None of the Company Affiliates has any plan or intention to sell, exchange or otherwise dispose of a number of shares of Veeco Shares received in the Merger that would reduce such Company Affiliate ownership of Veeco Shares to a number of shares having a value, as of the Effective Time, of less than 80 percent of the value of all of the formerly outstanding stock of the Company held by such Company Affiliate as of the Effective Time. For purposes of this representation, shares of Company Common Stock surrendered by dissenters or exchanged for cash in lieu of fractional shares of Veeco Shares will be treated as outstanding Company Common Stock as of the Effective Time and shares of Company Common Stock and Veeco Shares held by the Company Affiliates and otherwise sold, redeemed or disposed of prior or subsequent to the Merger are considered in making this representation.

IV.      REPRESENTATIONS AND WARRANTIES OF VEECO AND ACQUISITION.

                  Veeco and Acquisition, jointly and severally, hereby represent and warrant to the Company and the Stockholders as follows:

                  4.01 ORGANIZATION OF VEECO AND ACQUISITION. (a) Each of Veeco and Acquisition is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is qualified or licensed as a foreign corporation to do business in each other jurisdiction where the failure to so qualify would have a Material Adverse Effect upon its business or operations. The jurisdictions in which Veeco and Acquisition are so qualified to do business as a foreign corporation are set forth in SCHEDULE
4.01. Each of Veeco and Acquisition has all requisite corporate power to own, operate and lease its assets and to carry on its business as now being conducted. Each of Veeco and Acquisition has delivered to the Company correct and complete copies of its Certificate or Articles of Incorporation and By-Laws as in effect on the date hereof.

                           (b)      Each of Veeco and Acquisition has full
corporate power and authority to execute, deliver and perform this Merger Agreement and, in the case of Acquisition, the Articles of Merger, and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Merger Agreement, the Articles of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby have been duly and validly authorized by the boards of directors of Veeco and Acquisition. Prior to the Closing, the execution, delivery and performance of this Merger Agreement, the Articles of Merger and all other documents and agreements to be delivered pursuant hereto and the consummation of the transactions contemplated hereby will be duly and validly authorized by the stockholder of Acquisition, and no other corporate proceedings on the part of Veeco or Acquisition are necessary to authorize this Merger Agreement, the Articles of Merger and any related documents or agreements or to consummate the transactions contemplated hereby. As of the Closing, no stockholder of Veeco or Acquisition will have any rights to dissent under applicable law. This Merger Agreement has been duly and validly executed and delivered by Veeco and Acquisition, and the Articles of Merger, when executed at the Closing, will be duly and validly executed and delivered by Acquisition. This Merger Agreement constitutes a legal, valid and binding agreement of both Veeco and Acquisition, enforceable in accordance with its terms, and the Articles of Merger, when executed at the Closing, will be legal, valid and binding agreements of Acquisition, enforceable in accordance with their terms.

        4.02 CAPITALIZATION. (a) The authorized capital stock of Veeco consists of 25,000,000 Veeco Shares, of which 15,997,533 were issued and outstanding as of September 30, 1999, and 500,000 shares of preferred stock, none of which are outstanding. All of the outstanding Veeco Shares have been duly authorized and validly issued and are fully paid and nonassessable and were issued in conformity with applicable laws.

                (b) As of September 30, 1999, 2,180,809 Veeco Shares were issuable upon the exercise of options granted under the Veeco Instruments Inc. Amended and Restated 1992 Employees' Stock Option Plan and under the Amended and Restated Veeco Instruments Inc. 1994 Stock Option Plan for Outside Directors, and 7,182 Veeco Shares were issuable upon the exercise of options granted to shareholders of Wyko Corporation in the merger of a wholly-owned subsidiary of Veeco with and into Wyko Corporation in July 1997 (collectively, the "VEECO OPTIONS"). Except for the Veeco Options, there are no outstanding Equity Securities, or other obligations to issue or grant any rights to acquire any Equity Securities, of Veeco, or any Contracts to restructure or recapitalize Veeco. There are no outstanding Contracts of Veeco to repurchase, redeem or otherwise acquire any Equity Securities of Veeco. All outstanding Equity Securities of Veeco have been duly authorized and validly issued in conformity with applicable laws.

        4.03 NON-CONTRAVENTION. The execution, delivery and performance by Veeco and Acquisition of this Merger Agreement and the consummation of the transactions contemplated hereby will not (a) violate any provision of the Certificate or Articles of Incorporation or By-Laws of Veeco or Acquisition, (b) violate, or be in conflict with, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or excuse performance by any Person of any of its obligations under, or cause the acceleration of the maturity of any debt or obligation pursuant to, or result in the creation or imposition of any Lien upon any property or assets of Veeco under, any material Contract to which Veeco or Acquisition is a party or by which any of their respective property or assets are bound, or to which any of the property or assets of Veeco or Acquisition is subject, except for Contracts wherein the other party thereto has consented to the consummation of this transaction, (c) subject to compliance with the HSR Act, violate any Law applicable to Veeco or Acquisition or (d) violate or result in the revocation or suspension of any material license, permit, certificate, consent or approval from a Governmental Authority that is necessary for the business and operations of Veeco or Acquisition.

        4.04 REPORTS. Veeco has furnished to the Company a true and complete copy of each statement, report, registration statement (with the prospectus in the form filed pursuant to Rule 424(b) of the Securities Act), definitive proxy statement and other filings filed with the SEC by Veeco since January 1, 1996, and, prior to the Effective Time, Veeco will have furnished the Company with true and complete copies of any additional statements, reports and documents filed with the SEC by Veeco prior to the Effective Time (collectively, the "VEECO SEC DOCUMENTS"). All documents required to be filed as exhibits to the Veeco SEC Documents have been so filed. All Veeco SEC Documents were filed as and when required by the Exchange Act or the Securities Act, as applicable. The Veeco SEC Documents include all statements, reports and documents required to be filed by Veeco pursuant to the Exchange Act and the Securities Act. As of their respective filing dates, the Veeco SEC Documents complied in all material respects with the requirements of the Exchange Act and the Securities Act, as applicable, and none of the Veeco SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent corrected by a subsequently filed Veeco SEC Document. None of Veeco's subsidiaries is required to file any statements, reports or documents with the SEC. The financial statements of Veeco and its subsidiaries, including the notes thereto, included in the Veeco SEC Documents (the "VEECO FINANCIAL STATEMENTS"), complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto as of their respective dates (except as may be indicated in the notes thereto or, in the case of unaudited statements included in Quarterly Reports on Form 10-Q, as permitted by Form 10-Q of the SEC). The Veeco Financial Statements fairly present the consolidated financial condition, operating results and cash flows of Veeco and its subsidiaries at the dates and during the periods indicated therein in accordance with GAAP consistently applied (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and additional footnote disclosures). There has been no material change in Veeco's accounting policies except as described in the notes to the Veeco Financial Statements. At all times since January 1, 1996 Veeco has (i) filed as and when due all documents required to be filed with NASDAQ, and (ii) otherwise timely performed all of Veeco's obligations pursuant to the rules and regulations of NASDAQ.

        4.05 ABSENCE OF CERTAIN CHANGES. Since December 31, 1998 (the "VEECO BALANCE SHEET DATE"), Veeco and its subsidiaries have conducted their business in the ordinary course consistent with past practice and there has not occurred:
(i) any change, event or condition (whether or not covered by insurance) that has resulted in, or might reasonably be expected to result in, a Material Adverse Effect to Veeco; (ii) except as listed on SCHEDULE 4.05, any acquisition, sale or transfer of any material asset of Veeco or any of its subsidiaries other than in the ordinary course of business and consistent with past practice; (iii) any change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by Veeco or any revaluation by Veeco of any of its assets; (iv) any declaration, setting aside, or payment of a dividend or other distribution with respect to the shares of Veeco, or any direct or indirect redemption, purchase or other acquisition by Veeco of any of its shares of capital stock; (v) except as listed on SCHEDULE 4.05, any material contract entered into by Veeco or any of its subsidiaries, other than in the ordinary course of business and as provided to the Company, or any material amendment or termination of, or default under, any material contract to which Veeco or any of its subsidiaries is a party or by which it or any of them is bound; or (vi) any agreement by Veeco or any of its subsidiaries to do any of the things described in the preceding clauses (i) through (v) (other than negotiations with the Company and its representatives regarding the transactions contemplated by this Agreement).

        4.06 NO UNDISCLOSED LIABILITIES. Neither Veeco nor any of its subsidiaries has any obligations or liabilities of any nature (matured or unmatured, fixed or contingent) which are material to Veeco and its subsidiaries, taken as a whole, other than those (i) set forth or adequately provided for in the Balance Sheet of Veeco and its subsidiaries included in Veeco's Quarterly Report on Form 10-Q for the period ended June 30, 1999 (the "VEECO BALANCE SHEET"), (ii) not required to be set forth on the Veeco Balance Sheet under GAAP, or (iii) incurred in the ordinary course of business since the Veeco Balance Sheet Date and consistent with past practice.

        4.07 LITIGATION. Except as disclosed in Veeco's Quarterly Report on Form 10-Q for the period ended June 30, 1999, (i) there is no private or governmental action, suit, proceeding, claim, arbitration or investigation pending before any agency, court or tribunal, foreign or domestic, or, to the knowledge of Veeco or any of its subsidiaries, Threatened against Veeco or any of its subsidiaries or any of their respective properties or any of their respective officers or directors (in their capacities as such) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on Veeco, and
(ii) there is no judgment, decree or order against Veeco or any of its subsidiaries or, to the knowledge of Veeco or any of its subsidiaries, any of their respective directors or officers (in their capacities as such) that could prevent, enjoin, alter or materially delay any of the transactions contemplated by this Agreement, or that could reasonably be expected to have a Material Adverse Effect on Veeco.

        4.08 RESTRICTIONS ON BUSINESS ACTIVITIES. There is no material agreement, judgment, injunction, order or decree binding upon Veeco or any of its subsidiaries which has or reasonably could be expected to have the effect of prohibiting or materially impairing any current or future business practice of Veeco or any of its subsidiaries, any acquisition of property by Veeco or any of its subsidiaries or the conduct of business by Veeco or any of its subsidiaries as currently conducted or as proposed to be conducted by Veeco or any of its subsidiaries.

        4.09 GOVERNMENTAL AUTHORIZATION. Veeco and each of its subsidiaries have obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Authority that is required for the operation of Veeco's or any of its subsidiaries' business or the holding of any interest in its properties (collectively, the "VEECO AUTHORIZATIONS"), and all of such Veeco Authorizations are in full force and effect, except where the failure to obtain or have any of such Veeco Authorizations could not reasonably be expected to have a Material Adverse Effect on Veeco.

        4.10 COMPLIANCE WITH LAWS. Each of Veeco and its subsidiaries has complied with, are not in violation of, and have not received any notices of violation with respect to, any federal, state, local or foreign statute, law or regulation with respect to the conduct of its business, or the ownership or operation of its business, except for such violations or failures to comply as could not be reasonably expected to have a Material Adverse Effect on Veeco.

        4.11 POOLING OF INTERESTS. Neither Veeco nor any of its subsidiaries nor, to the knowledge of Veeco, any of their respective directors, officers or stockholders has taken any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests.

        4.12 BROKERS AND FINDERS. Except for those Persons ("VEECO'S BROKERS") previously disclosed to the Company or its agents or representatives, no broker, finder, agent or similar intermediary has acted on Veeco's or Acquisition's behalf in connection with this Merger Agreement or the transactions contemplated hereby, and there are no brokerage commissions, finders' fees or similar fees or commissions payable in connection therewith based on any Contract with Veeco or Acquisition or any action taken by Veeco or Acquisition. Veeco shall pay all fees and disbursements of Veeco's Brokers.

        4.13 ACCURACY OF REPRESENTATIONS AND WARRANTIES. All representations and warranties of Veeco and Acquisition set forth in this Merger Agreement and in any agreement, certificate or other document required to be delivered or given to the Company by Veeco or Acquisition pursuant to this Merger Agreement will be true and correct at the Closing Date with the same force and effect as if made on that date.

        4.14 DISCLOSURE. No representation or warranty contained in this Merger Agreement and none of the information furnished by Veeco and Acquisition set forth herein, in the exhibits or schedules hereto or in any other document required to be delivered by Veeco and Acquisition to the Company, or its accountants, counsel or other advisers pursuant to this Merger Agreement, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements herein or therein not misleading.

V.      COVENANTS.

        5.01 ACCESS. Between the date hereof and the Closing Date, the Company shall provide Veeco, Acquisition and each of their authorized employees, agents, officers and representatives with reasonable access to the properties, books, records, Tax Returns, contracts, information, documents and personnel of the Company as they relate to the Company's business as Veeco or Acquisition may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of the Company's business as it may deem appropriate or necessary. Between the date hereof and the Closing Date, Veeco shall, and shall cause its subsidiaries to, provide the Company and each of its authorized employees, agents, officers and representatives with reasonable access to the properties, books, records, Tax Returns, contracts, information, documents and personnel of Veeco and its subsidiaries as they relate to Veeco's and its subsidiaries' businesses as the Company may reasonably request for the purpose of making such investigation of the business, properties, financial condition and results of operations of Veeco's and its subsidiaries' businesses as they may deem appropriate or necessary.

        5.02 CONDUCT OF THE BUSINESS OF THE COMPANY PENDING THE CLOSING DATE. Except as otherwise expressly permitted by this Merger Agreement, between the date hereof and the Closing Date, the Company shall not, without the prior consent of Veeco, take any affirmative action, or fail to take any reasonable action within its control, as a result of which any of the changes or events listed in Section 3.13 is reasonably likely to occur.

        5.03 CONDUCT OF BUSINESS OF THE COMPANY AND VEECO. During the period from the date of this Merger Agreement and continuing until the earlier of the termination of this Merger Agreement and the Effective Time, each of the Company and Veeco agrees (except to the extent expressly contemplated by this Merger Agreement or as consented to in writing by the other), to carry on its and its subsidiaries' business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay and to cause its subsidiaries to pay debts and Taxes when due (subject (i) to good faith disputes over such debts or taxes and (ii) in the case of Taxes of the Company, to Veeco's consent (which consent will not be unreasonably withheld or delayed) to the filing of material Tax Returns if applicable), to pay or perform other obligations when due, and to use all reasonable efforts consistent with past practice and policies to preserve intact its and its subsidiaries' present business organizations, use its best efforts consistent with past practice to keep available the services of its and its subsidiaries' present officers and key employees and agents and use its best efforts consistent with past practice to preserve its and its subsidiaries' relationships and good will with customers, suppliers, distributors, licensors, licensees, landlords, creditors, employees, agents and others having business dealings with it or its subsidiaries, to the end that its and its subsidiaries' goodwill and ongoing businesses shall be unimpaired at the Effective Time. Each of the Company and Veeco shall, and shall cause each of its subsidiaries to, confer with the other concerning operational matters of a material nature and otherwise report periodically to the other concerning the status of its business, operations and finances, and those of its subsidiaries. Without limiting the foregoing, except as expressly contemplated by this Merger Agreement, neither the Company nor Veeco shall do, cause or permit any of the following, or allow, cause or permit any of its subsidiaries to do, cause or permit any of the following, without the prior written consent of the other:

                (a) CHARTER DOCUMENTS. Cause or permit any amendments to its Certificate or Articles of Incorporation or Bylaws;

                (b) DIVIDENDS; CHANGES IN CAPITAL STOCK. Declare or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or repurchase or otherwise acquire, directly or indirectly, any shares of its capital stock except from former employees, directors and consultants in accordance with agreements providing for the repurchase of shares in connection with any termination of service to it or its subsidiaries;

                (c) POOLING. Take any action which would interfere with Veeco's ability to account for the Merger as a pooling of interests; or

                (d) OTHER. Take, or agree in writing or otherwise to take, any of the actions described in Sections 5.03(a) through (c) above, or any action which would make any of its representations or warranties contained in this Merger Agreement untrue or incorrect in any material respect or prevent it from performing or cause it not to perform its covenants hereunder in any material respect.

        5.04 CONSENTS. The Company, Veeco and Acquisition shall cooperate and use their respective commercially reasonable efforts to obtain, prior to the Effective Time, all licenses, permits, consents, approvals, authorizations, qualifications and orders of Governmental Authorities and parties to the Material Contracts as are necessary for consummation of the transactions contemplated by this Merger Agreement and for the Surviving Corporation to enjoy all rights under such Material Contracts after the consummation of the transactions contemplated by this Merger Agreement.

        5.05 ENVIRONMENTAL TRANSFER LAWS. The Company shall comply in a timely fashion with the material requirements of all Environmental Laws applicable to the transfer of its business and any licenses associated with the operation of the business. The Company shall complete all necessary disclosure statements required by Environmental Laws applicable to the transfer of its business and provide the statements to Veeco prior to Closing, all in proper form for appropriate recordation and filing.

        5.06 TAX MATTERS. Between the date hereof and the Closing Date, the Company shall file or cause to be filed on a timely basis all Tax Returns that are required to be filed by it pursuant to the Laws of each Governmental Authority with taxing power over it or its assets and businesses. Each of such Tax Returns will be true, correct and complete when filed. The Company shall not make any election or file any amended Tax Return reflecting any position that could result in a material adverse Tax consequence to Veeco, Acquisition or the Company for any period beginning on or after the Effective Time. All transfer, documentary, gross receipts, sales, use and property gains Taxes, and liabilities similar in nature, imposed or payable on the sale or transfer of the Company's business pursuant to this Merger Agreement or the consummation of any of the transactions contemplated hereby shall be paid by the Company. The Company shall timely file all required transfer Tax Returns and/or notices of the transfer of the Company's business with the appropriate Governmental Authority. Veeco shall cooperate with the Company, which cooperation shall include, without limitation, providing information and executing and delivering documents, in connection with the Company's obligations under this Section.

        5.07 NOTICE OF BREACH; DISCLOSURE. Each party shall promptly notify the other of (i) any event, condition or circumstance of which such party becomes aware after the date hereof and prior to the Closing Date that would constitute a violation or breach of this Merger Agreement (or a breach of any representation or warranty contained herein) or, if the same were to continue to exist as of the Closing Date, would constitute the non-satisfaction of any of the conditions set forth in Article VI or VII, as the case may be, or (ii) any event, occurrence, transaction, or other item of which such party becomes aware which would have been required to have been disclosed on any schedule or statement delivered hereunder had such event, occurrence, transaction or item existed as of the date hereof. The disclosure of any matter as provided in this Section shall not affect the right of any party to terminate this Merger Agreement under Section 9.01(c) or (d) on the basis thereof, but, absent fraud, neither party shall have any right of recovery against the other on account of the matters so disclosed and, for purposes of Article VIII, the matters so disclosed shall be deemed to be set forth on the Schedules to this Merger Agreement and to be exceptions to the representations, warranties and covenants of the parties hereunder.

        5.08 PAYMENT OF INDEBTEDNESS BY AFFILIATES. Except as set forth in
SCHEDULE 5.08, the Company shall cause all indebtedness owed to the Company by any Affiliate to be paid in full prior to Closing.

        5.09 NO NEGOTIATION. Until such time, if any, as this Merger Agreement is terminated pursuant to Section 9.01, the Company shall not solicit or entertain offers from, negotiate with, or in any manner discuss, encourage, recommend or agree to any proposal of, any other potential buyer or buyers of all or any substantial portion of the Company's business or any equity interest in the Company and any such offers received by the Company shall promptly be rejected in writing. The Company shall promptly inform Veeco of any contact with any third party relating to the subject matter set forth above.

        5.10 FIRPTA. The Company shall, prior to the Closing Date, provide Veeco with a properly executed FIRPTA Notification Letter, substantially in the form of EXHIBIT B attached hereto, which states that shares of capital stock of the Company do not constitute "United States real property interest" under Section 897(c) of the Code, for purposes of satisfying Veeco's obligations under Treasury Regulation Section 1.1445-2(c)(3). In addition, simultaneously with delivery of such Notification Letter, the Company shall have provided to Veeco, as agent for the Company, a form of notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2) and substantially in the form of EXHIBIT B annexed hereto along with written authorization for Veeco to deliver such form of notice to the IRS on behalf of the Company upon the Closing of the Merger.

        5.11 BLUE SKY LAWS. Veeco shall take such steps as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable to the issuance of Veeco Shares in connection with the Merger. The Company shall use its reasonable efforts to assist Veeco as may be necessary to comply with the securities and blue sky laws of all jurisdictions which are applicable in connection with the issuance of Veeco Shares in connection with the Merger.

        5.12 LISTING OF ADDITIONAL SHARES. Prior to the Effective Time, Veeco shall file with NASDAQ a Notification Form for Listing of Additional Shares with respect to the Merger Consideration.

        5.13 AFFILIATE AGREEMENTS. (a) SCHEDULE 5.13(a) sets forth those Persons who are directors or executive officers holding shares of, or who the Company believes may otherwise be deemed to be "Affiliates" of, the Company (collectively, the "COMPANY AFFILIATES"). The Company shall provide Veeco such information and documents as Veeco shall reasonably request for purposes of reviewing such list. The Company shall use its best efforts to deliver or cause to be delivered to Veeco on or before October 21, 1999 (and in each case prior to the Effective Time) from each of the Company Affiliates, an executed Affiliate Agreement substantially in the form of EXHIBIT C-1 annexed hereto. Veeco shall be entitled to place appropriate legends on the certificates evidencing any Veeco Shares to be received by such Company Affiliates pursuant to the terms of this Merger Agreement, and to issue appropriate stop transfer instructions to the transfer agent for Veeco Shares, consistent with the terms of such Affiliates Agreements.

                (b) SCHEDULE 5.13(b) sets forth those Persons who are directors or executive officers holding shares of, or who Veeco believes may otherwise be deemed to be "Affiliates" of, Veeco (collectively, the "VEECO AFFILIATES"). Veeco shall provide the Company such information and documents as the Company shall reasonably request for purposes of reviewing such list. Veeco shall use its best efforts to deliver or cause to be delivered to the Company on or before October 21, 1999 (and in each case prior to the Effective Time) from each of the Veeco Affiliates, an executed Affiliate Agreement substantially in the form of EXHIBIT C-2 annexed hereto.

        5.14 ADDITIONAL AGREEMENTS. Subject to the terms and conditions provided in this Agreement, each of Veeco, Acquisition and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective, as soon as reasonably practicable, the transactions contemplated by this Agreement (including the satisfaction of the conditions contained in Articles VI and VII hereof as required thereby).

        5.15 HSR ACT COMPLIANCE. The parties have filed Pre-Merger Notification and Report Forms in accordance with the HSR Act with respect to the transactions contemplated by this Agreement. The parties shall (i) promptly file any other required filings under the HSR Act, and (ii) respond in good faith, in cooperation with each other, to all requests for information, documentary or otherwise, by any Governmental Body pursuant to the HSR Act.

        5.16 COMPETITION AND SOLICITATION. (a) In consideration of Veeco's obligations hereunder, for the period set forth in Section 5.16(c) below, each of the Party Stockholders agrees that he:

                (i) shall not, in any capacity (A) own, operate, manage or control, or (B) serve as a partner, agent, consultant, advisor or developer or in any similar capacity to or (c) have any financial interest in, or aid or assist anyone else in the conduct of, any Person or enterprise which competes with former, current or currently contemplated products or activities of Veeco or any of its subsidiaries;

                (ii) shall not call upon, solicit, divert, take away or attempt to solicit any of the customers of Veeco or any of its subsidiaries with respect to sales or services related to former, current or currently contemplated products or activities of Veeco or any of its subsidiaries;

                (iii) shall not, directly or indirectly, solicit or attempt to solicit any employee of Veeco or any of its subsidiaries with a view to inducing or encouraging such employee to leave the employ of Veeco or any of its subsidiaries for the purpose of being hired by such Party Stockholder, an employer affiliated with such Party Stockholder or any competitor of Veeco or any of its subsidiaries.

                  (b) Notwithstanding anything in this Merger Agreement to the contrary, a Party Stockholder shall be entitled to invest in up to 2% of the shares of a publicly traded company, regardless of its business, provided that such Party Stockholder does not take an active role in the administration of the business and does not appoint a representative on the board of directors of such company.

                  (c) For purposes of this Section 5.16, the duration of the covenant of each Party Stockholder under this Section 5.16 shall begin on the Closing Date and shall terminate on the fifth anniversary of the Closing Date.

VI.      CONDITIONS PRECEDENT TO THE OBLIGATIONS OF VEECO AND
         ACQUISITION.

                  The obligations of Veeco and Acquisition to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by Veeco (on behalf of Veeco and Acquisition), on or before the Closing Date, of the following conditions:

                  6.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by the Company and the Party Stockholders contained in this Merger Agreement, the Schedules or Exhibits hereto or in any certificate or document delivered to Veeco and Acquisition by the Company in connection with the transactions contemplated by this Merger Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

                  6.02 PERFORMANCE OF COVENANTS. The Company and each of the Party Stockholders shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by them prior to or on the Closing Date.

                  6.03 LITIGATION. No investigation, suit, action or other proceeding, or injunction or final judgment relating thereto shall be Threatened or pending on the Closing Date before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain Damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

                  6.04 CONSENTS AND APPROVALS; HSR ACT COMPLIANCE. All licenses and other consents or approvals of Governmental Authorities and the consents of the parties to any Material Contracts referred to in Section 5.04 shall have been obtained. The requirements of the HSR Act applicable to the transactions contemplated by this Merger Agreement shall have been complied with, and the waiting period thereunder shall have expired or been terminated.

        6.05 FAIRNESS OPINION. The board of directors of Veeco shall have received the written opinion of Banc of America Securities LLC, financial advisor to Veeco, in form and substance reasonably satisfactory to Veeco, to the effect that the consideration to be paid to the stockholders pursuant to Section
2.05 hereof is fair from a financial point of view to Veeco (the "FAIRNESS OPINION").

        6.06 ACCOUNTING OPINION. The board of directors of Veeco shall have received the written opinion of Ernst & Young LLP, the form and substance of which is reasonably satisfactory to Veeco, regarding the appropriateness of "pooling of interests" accounting for the Merger.

        6.07 APPRAISALS. No holder of Company Common Stock outstanding immediately prior to the Effective Time shall have validly elected, pursuant to Colorado law, to demand appraisal of their Company Common Stock.

        6.08 MATERIAL CHANGES. There shall not have been any material adverse change in the assets, properties, condition (financial or otherwise), prospects or results of operations of the Company from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change.

        6.09 DELIVERY OF DOCUMENTS. There shall have been delivered to Veeco and Acquisition the following:

                (i) a certificate of the Company, dated the Closing Date, signed by its Chief Executive Officer, to the effect that the conditions specified in Sections 6.01 and 6.02 have been fulfilled;

                (ii) a certificate of the Secretary of the Company certifying copies of (x) the Articles of Incorporation and By-Laws of the Company;
        (y) all requisite corporate resolutions of the Company approving the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein; and (z) the identification and signature of each officer of the Company executing this Merger Agreement;

                (iii) an employment and noncompetition agreement substantially in the form of EXHIBIT F annexed hereto, duly executed by the officers and employees of the Company identified on SCHEDULE 6.09(iii);

                (iv) the Escrow Agreement, duly executed on behalf of the Stockholders by the Stockholders' Committee;

                (v) an investment agreement, substantially in the form of EXHIBIT K annexed hereto, duly executed by the Stockholders.

        6.10 LEGAL OPINION. Veeco and Acquisition shall have received opinions of The Dow Law Firm and/or Sherman & Howard, LLC, counsel to the Company, addressed to Veeco and Acquisition and dated the Closing Date, substantially in the form of EXHIBIT I hereto.

        6.11 AFFILIATE AGREEMENTS. Veeco and Acquisition shall have received on or before the Closing Date from each of the Company Affiliates an executed Affiliate Agreement substantially in the form of EXHIBIT C-1 annexed hereto.

        6.12 TAX OPINION. Veeco and Acquisition shall have received a written opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, in form and substance reasonably satisfactory to Veeco, dated on or about the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of
Section 368(a) of the Code, and Acquisition and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering this opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Veeco, Acquisition, the Company and the Party Stockholders.

        6.13 ARTICLES OF MERGER. Prior to the Effective Time, each of the Articles of Merger shall be accepted for filing with the Secretary of State of the State of Colorado and the Secretary of State of the State of Delaware, as applicable.

        6.14 STOCKHOLDER APPROVAL. This Merger Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company.

        6.15 REAL PROPERTY ACQUISITION. Veeco shall have consummated the transactions contemplated by the Real Estate Merger Agreement, substantially on the terms and in the form of EXHIBIT H hereto.

VII.    CONDITIONS PRECEDENT TO OBLIGATIONS OF THE COMPANY.

        The Company's obligation to enter into and complete the Closing is conditioned upon the satisfaction or waiver in writing by the Company, on or before the Closing Date, of all of the following conditions:

        7.01 REPRESENTATIONS AND WARRANTIES. The representations and warranties made by Veeco and Acquisition contained in this Merger Agreement, the Schedules or Exhibits hereto or in any certificate or document delivered to the Company by Veeco and Acquisition in connection with the transactions contemplated by this Merger Agreement shall be true in all material respects on and as of the Closing Date with the same effect as though such representations and warranties were made on such date.

        7.02 PERFORMANCE OF COVENANTS. Each of Veeco and Acquisition shall have performed and complied in all material respects with all of the agreements, covenants and conditions required by this Merger Agreement to be performed and complied with by them prior to or on the Closing Date.

        7.03 LITIGATION. No investigation, suit, action or other proceeding, or injunction or final judgment relating thereto directly or indirectly shall be Threatened or pending on the Closing Date before any court or Governmental Authority in which it is sought to restrain or prohibit or to obtain Damages or other relief in connection with this Merger Agreement or the consummation of the transactions contemplated hereby.

        7.04 CONSENTS AND APPROVALS; HSR ACT COMPLIANCE. All licenses and other consents or approvals of Governmental Authorities and the consents of the parties to any Material Contracts referred to in Section 5.04 shall have been obtained. The requirements of the HSR Act applicable to the transactions contemplated by this Agreement shall have been complied with, and the waiting period thereunder shall have expired or been terminated.

        7.05 ACCOUNTING OPINION. The board of directors of the Company shall have received the written opinion of Carroll & Associates, the form and substance of which is reasonably satisfactory to the Company, regarding the appropriateness of "pooling of interests" accounting for the Merger.

        7.06 MATERIAL CHANGES. There shall not have been any material adverse change in the assets, properties, condition (financial or otherwise), prospects or results of operations of Veeco and its subsidiaries taken as a whole from the date hereof to the Closing Date, nor shall there exist any condition which could reasonably be expected to result in such a material adverse change.

        7.07 DELIVERY OF DOCUMENTS. There shall have been delivered to the Company the following:

                (i) a certificate of the Chief Executive Officer of each of Veeco and Acquisition, dated the Closing Date, to the effect that the conditions specified in Sections 7.01 and 7.02 have been fulfilled;

                (ii) a certificate of the Secretary of each of Veeco and Acquisition certifying copies of (x) the Certificate or Articles of Incorporation and By-Laws of Veeco and Acquisition; (y) all requisite corporate resolutions of Veeco and Acquisition approving the execution and delivery of this Merger Agreement and the consummation of the transactions contemplated herein; and (z) the identification and signature of each officer of Veeco and Acquisition executing this Merger Agreement;

                (iii) a registration rights agreement substantially in the form of EXHIBIT D annexed hereto, duly executed by Veeco for the benefit of the Stockholders; and

                (iv) the Escrow Agreement, duly executed by Veeco.

        7.08 LEGAL OPINION. The Company shall have received an opinion of Kaye, Scholer, Fierman, Hays & Handler, LLP, counsel to Veeco and Acquisition, addressed to the Company and dated the Closing Date, substantially in the form of EXHIBIT J hereto.

        7.09 AFFILIATE AGREEMENTS. The Company shall have received on or before the Closing Date from each of the Veeco Affiliates an executed Affiliate Agreement substantially in the form of EXHIBIT C-2 annexed hereto.

        7.10 TAX OPINION. The Company shall have received a written opinion of The Dow Law Firm, in form and substance reasonably satisfactory to the Company, dated on or about the Closing Date, to the effect that the Merger will constitute a reorganization within the meaning of Section 368(a) of the Code, and Acquisition and the Company will each be a party to a reorganization within the meaning of Section 368(b) of the Code. In rendering this opinion, counsel shall be entitled to rely upon, among other things, reasonable assumptions as well as representations of Veeco, Acquisition, the Company and the Party Stockholders.

        7.11 ARTICLES OF MERGER. Prior to the Effective Time, each of the Articles of Merger shall be accepted for filing with the Secretary of State of the State of Colorado and the Secretary of State of the State of Delaware, as applicable.

        7.12 STOCKHOLDER APPROVAL. This Merger Agreement and the Merger contemplated hereby shall have been approved and adopted by the requisite vote of the stockholders of the Company.

        7.13 REAL PROPERTY ACQUISITION. Veeco shall have consummated the transactions contemplated by the Real Estate Merger Agreement, substantially on the terms and in the form of EXHIBIT H hereto.

VIII.   INDEMNIFICATION; REMEDIES.

        8.01 SURVIVAL. All representations, warranties and agreements contained in this Merger Agreement or in any certificate or other document delivered pursuant to this Merger Agreement shall survive the Closing or any termination of this Agreement for the time periods set forth in this Section 8.01; PROVIDED, that if the Closing occurs, (i) Veeco shall have no claim (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with by the Company or the Stockholders prior to the Closing, unless the Stockholders' Committee is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent then known by Veeco on or before the date upon which the audited financial statements of Veeco and its subsidiaries for the fiscal year ended December 31, 1999 are issued (the "ISSUANCE DATE"); and (ii) no Stockholder shall have a claim (for indemnification or otherwise) with respect to any representation or warranty, or agreement to be performed and complied with by Veeco prior to the Closing, unless on or before the Issuance

Date, Veeco is given notice asserting a claim with respect thereto and specifying the factual basis of that claim in reasonable detail to the extent known by the Stockholders.

        8.02 INDEMNIFICATION BY THE COMPANY AND THE STOCKHOLDERS. The Company and each of the Party Stockholders shall jointly and severally indemnify and hold harmless Veeco, Acquisition and each of their respective agents, representatives, employees, officers, directors, stockholders, controlling persons and Affiliates (collectively, the "VEECO INDEMNITEES"), and shall reimburse the Veeco Indemnitees for, any loss, liability, claim, damage, expense (including, but not limited to, costs of investigation and defense and reasonable attorneys' fees), whether or not involving a third-party claim (collectively, "DAMAGES") arising from or in connection with (a) any inaccuracy in any of the representations and warranties of any Party Stockholder or the Company in this Merger Agreement or in any certificate or other document required to be delivered by any Party Stockholder or the Company pursuant to this Merger Agreement, (b) any failure of any Stockholder or the Company to perform or comply with any agreement to be performed or complied with by it in this Merger Agreement, (c) except as set forth on SCHEDULE 3.22, any claim by any Person for brokerage or finder's fees or similar payments in connection with any of the transactions contemplated hereunder as the result of brokers, finders or investment bankers retained by any Stockholder or the Company, (d) any claim by any direct or indirect holder or former holder of capital stock or warrants or other securities of the Company in his or her capacity as such, (e) any Damages arising from or relating to any Environmental Liabilities, regardless of by whom caused, arising out of (i) any violation of any Environmental Laws existing as of the Closing Date in respect of any premises now or previously owned or occupied by the Company, (ii) any emission, migration, Release, indirect or direct discharge from any such premises to any adjacent property occurring prior to the Closing Date regardless of where such activities occurred or had their effect or from offsite locations to which Hazardous Substances were transported from such premises, (iii) any disposal, dumping, burial of, or the hauling, transportation, treatment or removal of any Hazardous Substances from any such premises prior to the Closing Date, (iv) any claim or demand by any Governmental Authority for any response actions at any such premises, including, without limitation, remediation of any such premises, required by applicable Environmental Laws relating to Hazardous Substances present at any such premises prior to the Closing Date in soil, surface waters, sediment, wetlands or ground waters or for injury or damage or claim of injury or damage to natural resources caused by such Hazardous Substances and (v) any injury or damage or claim of injury or damage to any Person or property, including, but not limited to, claims for medical surveillance, emotional distress, increased risk of illness or disease or diminution in the value of property related to such Hazardous Substances present at any such premises prior to the Closing Date except, in all of the foregoing cases, for Environmental Liabilities caused solely by the actions of Veeco, Acquisition or the Company or their invitees after the Closing Date, (f) all Damages (including, without limitation, any fines, penalties or voluntary compliance fees) arising, directly or indirectly, from or in connection with any claim against the Company, Veeco, Acquisition or any Benefit Plan (or a director, officer or employee of any one of them), including, without limitation, any claim that any Benefit Plan that is intended to be "qualified" under Section 401(a) of the Code is or was not so qualified at any time, that is attributable to (i) the establishment, maintenance, operation and/or termination of any Benefit Plan by the Company at any time prior to the Closing, or (ii) any inaccuracy in the representations and warranties in Section 3.14(e) and (i) of this Merger Agreement or (g) Veeco's enforcement of the indemnification provisions contained herein. Notwithstanding the foregoing, the Company and the Stockholders shall only be liable under Section 8.02(e) with respect to periods prior to or after the Company's occupancy or ownership of any such premises to the extent that the Company had knowledge of such violation (which shall mean actual knowledge without inquiry in the case of any such premises other than the premises located at 2330 East Prospect, Fort Collins, Colorado 80525). Notwithstanding the foregoing, the Company and the indemnifying Stockholders shall have no liability to Veeco or Acquisition under clause (a),
(b), (d), (e) or (f) of this Section 8.02 until the aggregate amount of all Damages under such clauses exceeds $143,333, and then for all such Damages without deduction. Notwithstanding the foregoing, the maximum liability of the Stockholders pursuant to this Section 8.02 shall not exceed the 144,371 Veeco Shares placed in escrow pursuant to the Escrow Agreement; PROVIDED that the limitations set forth in this Section 8.02 shall not apply to the extent of Damages arising from fraud. The obligations of the Company and the Party Stockholders to indemnify the Veeco Indemnitees under this Section 8.02 after the Closing shall be satisfied solely out of the Veeco Shares deposited under the Escrow Agreement. If the Veeco Shares so deposited are not adequate to satisfy any claim by a Veeco Indemnitee, such Veeco Indemnitee shall have no further right to recover from the Company or any Party Stockholder and shall have no further claim against the Company or any Party Stockholder except to the extent any Damages incurred or claim made by any of the Veeco Indemnitees arises from or relates to fraud on the part of any Party Stockholder.

        8.03 INDEMNIFICATION BY VEECO. Veeco shall indemnify and hold harmless the Stockholders (the "STOCKHOLDER INDEMNITEES") and shall reimburse the Stockholder Indemnitees for any Damages arising from or in connection with (a) any inaccuracy in any of the representations and warranties of Veeco or Acquisition in this Merger Agreement or in any certificate or other document required to be delivered by Veeco or Acquisition pursuant to this Merger Agreement, (b) any failure by Veeco or Acquisition to perform or comply with any agreement to be performed or complied with by Veeco or Acquisition in this Merger Agreement, (c) except as previously disclosed pursuant to Section 4.12, any claim by any Person for brokerage or finder's fees or similar payments in connection with any of the transactions contemplated hereunder as the result of brokers, finders or investment bankers retained by Veeco or Acquisition or (d) the Stockholder Indemnitees' enforcement of the indemnification provisions contained herein. Notwithstanding the foregoing, Veeco shall have no liability under clause (a) or (b) of this Section 8.03 until the aggregate amount of all Damages under such clauses exceeds $143,333, and then for all such Damages, without deduction. Notwithstanding the foregoing, the maximum liability of Veeco pursuant to this Section 8.02 shall not exceed 144,371 Veeco Shares; PROVIDED that the limitations set forth in this Section 8.03 shall not apply to the extent of Damages arising from fraud.

        8.04 PROCEDURE FOR INDEMNIFICATION -- THIRD PARTY CLAIMS. Promptly after receipt by an indemnified party under Section 8.02 or 8.03 of oral or written notice of a claim or the commencement of any proceeding against it, such indemnified party shall, if a claim in respect thereof is to be made against an indemnifying party under such Section, give written notice to the indemnifying party of the commencement thereof, but the failure so to notify the indemnifying party shall not relieve it of any liability that it may have to any indemnified party except to the extent the indemnifying party demonstrates that the defense of such action is prejudiced thereby. In case any such proceeding shall be brought against an indemnified party and it shall give notice to the indemnifying party of the commencement thereof, the indemnifying party shall be entitled to participate therein and, to the extent that it shall wish (unless the indemnifying party is also a party to such proceeding and the indemnified party determines in good faith that joint representation would create a conflict of interest) to assume the defense thereof with counsel reasonably satisfactory to such indemnified party and, after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party shall not be liable to such indemnified party under such Section for any fees of other counsel or any other expenses with respect to the defense of such proceeding, in each case, subsequently incurred by such indemnified party in connection with the defense thereof. If an indemnifying party assumes the defense of such proceeding, (a) no compromise or settlement thereof may be effected by the indemnifying party without the indemnified party's reasonable consent unless (i) there is no finding or admission of any violation of law or any violation of the rights of any Person and no effect on any other claims that may be made against the indemnified party and (ii) the sole relief provided is monetary damages that are paid in full by the indemnifying party and (b) the indemnifying party shall have no liability with respect to any compromise or settlement thereof effected without its consent. If notice is given to an indemnifying party of the commencement of any proceeding and it does not, within fifteen (15) business days after the indemnified party's notice is given, give notice to the indemnified party of its election to assume the defense thereof, the indemnifying party shall be bound by any determination made in such action or any compromise or settlement thereof effected by the indemnified party. All indemnification obligations of the parties hereto shall survive any termination of this Agreement pursuant to
Article IX hereof. After the Closing, in the case of a claim as to which Veeco or Acquisition is the indemnified party, references in this Section 8.04 to the indemnifying party shall be deemed to refer to the Stockholder's Committee; PROVIDED, that any amounts payable by the indemnifying party shall be payable solely from the Veeco Shares held pursuant to the Escrow Agreement.

        8.05 EXCLUSIVE REMEDY. The rights of the Veeco Indemnitees and the Stockholder Indemnitees to be indemnified under this Article VIII shall be their exclusive remedy in respect of any matter against which indemnification is provided herein or would be provided but for the application of any temporal, monetary or other limitation established in this Article VIII. All other remedies that might otherwise be available under this Merger Agreement, at law or in equity, are hereby waived. Nothing in this Section 8.05 shall limit the right of a party to recover for actual fraud.

IX.     TERMINATION.

        9.01 TERMINATION EVENTS. This Merger Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time without prejudice to any other rights or remedies either party may have:

                (a) by mutual written consent, duly authorized by the boards of directors of Veeco, Acquisition and the Company;

                (b) by either Veeco and Acquisition or the Company if any Governmental Authority shall have issued an order, decree, injunction or judgment or taken any other action permanently restraining, enjoining or otherwise prohibiting the Merger and such order or other action shall have become final and nonappealable;

                (c) by either Veeco and Acquisition or the Company if the Effective Time shall not have occurred on or before 5:00 p.m., Eastern Time, on November 30, 1999; PROVIDED that the right to terminate this Merger Agreement under this Section 9.01(c) shall not be available to any party whose failure to fulfill any obligation under this Merger Agreement has been the cause of, or results in, the failure of the Effective Time to have occurred within such period; or

                (d) by either Veeco and Acquisition or the Company by notice to the other if the satisfaction of any condition to the obligations of the terminating party has been rendered impossible.

        9.02 EFFECT OF TERMINATION. In the event this Merger Agreement is terminated pursuant to Section 9.01, all further obligations of the parties hereunder shall terminate, except that the obligations set forth in Article VIII and Sections 10.01, 10.02 and 10.03 shall survive. Each party's right of termination hereunder is in addition to any other rights it may have hereunder or otherwise and the exercise of a right of termination shall not be an election of remedies.

        9.03 AMENDMENT. To the extent permitted by applicable law, this Merger Agreement may be amended by action taken by or on behalf of the respective boards of directors of the Company, Acquisition and Veeco, at any time; PROVIDED, HOWEVER, that no amendment shall be made which under the DGCL would require the further approval of the stockholders of Acquisition, and no amendment shall be made which under the CBCA would require the further approval of the stockholders of the Company without obtaining such approval. This Merger Agreement may not be amended except by an instrument in writing signed on behalf of all of the parties hereto.

X.      MISCELLANEOUS.

        10.01 CONFIDENTIALITY. Between the date of this Merger Agreement and the Closing Date, each party will maintain in confidence, and cause its directors, officers, employees, agents and advisors to maintain in strict confidence, all written, oral or other information obtained from another party in connection with this Merger Agreement or the transactions contemplated hereby, including, without limitation, sources of supply, vendors, customers, costs, pricing practices, trade secrets and other Intellectual Property, salaries and wages, employee benefits, financial information, business plans, budgets, marketing plans and projections and all other proprietary information (collectively, the "CONFIDENTIAL INFORMATION"), unless (i) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby and the other party consents to such disclosure or (ii) the furnishing or use of such information is required by law. If the transactions contemplated by this Merger Agreement are not consummated, each party receiving another party's Confidential Information will return or, at the disclosing party's option, destroy all of such Confidential

Information, including, but not limited to, all copies thereof and extracts therefrom and shall not use such Confidential Information in any manner which may be detrimental to the disclosing party or its Affiliates. Notwithstanding the foregoing, the Company may inform employees of the Company as they deem necessary or desirable of the existence of this Merger Agreement.

        10.02 EXPENSES. Except as expressly otherwise provided herein, each party shall bear its own expenses incurred in connection with the preparation, execution and performance of this Merger Agreement and the Real Estate Merger Agreement and the transactions contemplated hereby and thereby, including all fees and expenses of agents, representatives, counsel, accountants and investment banks; PROVIDED, that the Company shall pay for up to $1.1 million of its own such expenses, and any such expenses incurred by the Company in excess of $1.1 million shall be paid by the Stockholders.

        10.03 PUBLIC ANNOUNCEMENTS. Subject to any requirement of applicable law, all public announcements or similar publicity with respect to this Merger Agreement or the transactions contemplated hereby shall be issued only with the consent of Veeco and the Company. Unless consented to by each party hereto in advance prior to the Closing, all parties hereto shall keep the provisions of this Merger Agreement strictly confidential and make no disclosure thereof to any Person, other than such party's respective legal and financial advisors, subject to the requirements of applicable law or securities exchange regulations.

        10.04 SUCCESSORS. This Merger Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        10.05 FURTHER ASSURANCES. Each of the parties hereto agrees that it will, from time to time after the date of this Merger Agreement, execute and deliver such other certificates, documents and instruments and take such other action as may be reasonably requested by the other party to carry out the actions and transactions contemplated by this Merger Agreement.

        10.06 WAIVER. Any provision of this Merger Agreement may be waived at any time by the party which is entitled to the benefits thereof. No such waiver shall be effective unless in writing and signed by the Company, Veeco and Acquisition.

        10.07 ENTIRE AGREEMENT. This Merger Agreement (together with the certificates, agreements, Exhibits, Schedules, instruments and other documents referred to herein) constitutes the entire agreement between the parties with respect to the subject matter hereof and thereof and supersedes all prior agreements, both written and oral, with respect to such subject matter.

        10.08 GOVERNING LAW. THIS MERGER AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND PERFORMED IN SUCH STATE AND WITHOUT REGARD TO CONFLICTS OF LAW DOCTRINES EXCEPT TO THE EXTENT THAT CERTAIN MATTERS ARE PREEMPTED BY FEDERAL LAW OR ARE GOVERNED

BY THE LAW OF THE JURISDICTION OF ORGANIZATION OF THE RESPECTIVE PARTIES.

        10.09 ASSIGNMENT. Neither Veeco, Acquisition nor the Company may assign this Merger Agreement to any other Person without the prior written consent of the other parties hereto.

        10.10 NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) when transmitted by telecopy (transmission confirmed), (c) on the fifth business day following mailing by registered or certified mail (return receipt requested), or (d) on the next business day following deposit with an overnight delivery service of national reputation, to the parties at the following addresses and telecopy numbers (or at such other address or telecopy number for a party as may be specified by like notice):

                If to Veeco or Acquisition:

                Terminal Drive
                Plainview, New York 11803
                Attention:  Edward H. Braun,
                            Chairman, President and Chief Executive Officer
                Telephone:  (516) 349-8300
                Telecopy:   (516) 349-9079

                With a copy to:

                Kaye, Scholer, Fierman, Hays & Handler, LLP
                425 Park Avenue
                New York, New York 10022
                Attention: Rory A. Greiss, Esq.
                Telephone: (212) 836-8261
                Telecopy:  (212) 836-7152

                If to the Company:

                2330 East Prospect
                Fort Collins, Colorado 80525
                Attention:  Gerald Issacson
                            President
                Telephone:  (970) 221-1807
                Telecopy:   (970) 493-1439

                And to:

                Paul D. Reader

                           1213 Lindenwood Drive
                           Fort Collins, Colorado 80524

                           With a copy to:

                           The Dow Law Firm, LLC
                           323 S. College Avenue, Suite 7
                           Fort Collins, Colorado 80524
                           Attention: Timothy Dow, Esq.
                           Telephone: (970) 498-9900
                           Telecopy: (970) 498-9966

        10.11 HEADINGS. The headings contained in this Merger Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Merger Agreement.

        10.12 COUNTERPARTS. This Merger Agreement may be executed in multiple counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that both parties need not sign the same counterpart.

        10.13 EXHIBITS AND SCHEDULES. The Exhibits and Schedules to this Merger Agreement are incorporated by reference herein and are made a part hereof as if they were fully set forth herein.

        10.14 SEVERABILITY. The invalidity of any term or terms of this Merger Agreement shall not affect any other term of this Merger Agreement, which shall remain in full force and effect.

        10.15 NO THIRD-PARTY BENEFICIARIES. There are no third party beneficiaries of this Merger Agreement or of the transactions contemplated hereby and nothing contained herein shall be deemed to confer upon any one other than the parties hereto (and their permitted successors and assigns) any right to insist upon or to enforce the performance of any of the obligations contained herein.


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

        IN WITNESS WHEREOF, the parties have executed this Merger Agreement as of the date first above written.

                             VEECO INSTRUMENTS INC.


                             By: /s/ EDWARD H. BRAUN
                                 --------------------------------------------
                                 Name:  Edward H. Braun
                                 Title: President and Chief Executive Officer

                             ION TECH, INC.


                             By: /s/ GERALD C. ISAACSON
                                 ------------------------------------------
                                 Name:  Gerald C. Isaacson
                                 Title: President

                             VEECO ACQUISITION CORP.


                             By: /s/ EDWARD H. BRAUN
                                 ------------------------------------------
                                 Name:  Edward H. Braun
                                 Title: President

                             /s/ PAUL READER
                             ----------------------------------------------
                             Paul Reader


                             /s/ GERALD C. ISAACSON
                             ----------------------------------------------
                             Gerald Isaacson


                             /s/ PAUL  J. WILBUR
                             ----------------------------------------------
                             Paul J. Wilbur



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